Exhibit (b)(3)
Execution version
Dated November 19, 2010

JOLT ACQUISITION COMPANY	(1)
as Borrower

OPTO CIRCUITS (INDIA) LIMITED	(2)
as Guarantor

arranged by
DBS BANK LTD, BANGALORE BRANCH	(3)

with

DBS BANK LTD, SINGAPORE	(4)
acting as Agent

and

THE SECURITY TRUSTEE	(5)
(upon accession)
acting as Security Trustee

FACILITY AGREEMENT
for
US$30,000,000 Single Currency
Term Facility

Clause	Page
Schedule 9 Repayment Schedule	97
Schedule 10 Form of Accession Deed	98

THIS AGREEMENT is dated November 19, 2010 and made between:
(1)	JOLT ACQUISITION COMPANY, a corporation incorporated under the laws of the State of Delaware, United States of America, having its registered office address at 17517 Fabrica Way, Suite H, Cerritos, CA 90703, United States of America as borrower (the Borrower);

(2)	OPTO CIRCUITS (INDIA) LIMITED, a company incorporated under the laws of India with registration number 08/13223 and having its registered office address at Plot No. 83, Electronic City, Hosur Road, Bangalore 560 100, India as guarantor (the Guarantor);

(3)	DBS BANK LTD, BANGALORE BRANCH as arranger (the Arranger);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the Original Lenders);

(5)	DBS BANK LTD, SINGAPORE as agent of the Finance Parties (other than itself) (the Agent); and

(6)	THE SECURITY TRUSTEE, upon accession, as security trustee for and on behalf of the Finance Parties (the Security Trustee).
IT IS AGREED as follows:
SECTION 1 — INTERPRETATION
1	Definitions and interpretation

1.1	Definitions

In this Agreement:

1940 Act has the meaning ascribed to that term in clause 19.28 (Investment Companies)

Accession Date means, in relation to the accession by the Security Trustee, the later of:
(a)	the proposed Accession Date specified in the Accession Deed; and

(b)	the date on which the Agent executes the Accession Deed
Accession Deed means a document substantially in the form set out in Schedule 10 (Form of Accession Deed) with such amendments as the Agent may approve or reasonably require

Acquisition means the purchase by the Borrower of the issued share capital of the Target in accordance with and pursuant to the terms of the Tender Offer

Additional Security means any Security delivered pursuant to clause 17(e) (Security) and/or clause 20.7 (Guarantee shortfall)

Additional Margin means two per cent (2%)

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company

Anti-Terrorism Law means each of:
(a)	the Executive Order;

(b)	the Uniting and Strengthening American by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986 of the United States of America, Public Law 99-570;

(d)	the International Emergency Economic Powers Act of the United States of America, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act of the United States of America, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury; and

(e)	any other law (including those enacted in the United States of America subsequent to the date of this Agreement) concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property
Applicable Period means a period of sixty three Months from (and including) the initial Utilisation Date

Assignment Agreement means an agreement for the assignment of the rights of and the assumption of the obligations of a Lender for effecting an assignment pursuant to clause 24.2(a) (Conditions of assignment or transfer) in the form and substance satisfactory to the Agent

Authorisation means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action
Availability Period means the period from and including the date of this Agreement to and including the date falling six Months after the date of this Agreement

Available Commitment means a Lender’s Commitment minus:
(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date
Available Facility means the aggregate for the time being of each Lender’s Available Commitment

Borrower Change of Control means, at all times prior to the Merger Date, the Guarantor ceasing to:
(a)	directly have the power to:
(i)	cast, or control the casting of 100% of the maximum number of votes that might be cast at a general meeting of the Borrower;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower;

(iii)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply;

(iv)	direct the management and policy decisions of the Borrower; or
(b)	directly hold 100% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital)
Borrower Share Pledge means the New York law share pledge to be granted by the Borrower in favour of the Finance Parties (whether directly or indirectly through an agent or trustee acting for and on behalf of the Finance Parties) pursuant to which a pledge is created over all of the Borrower’s shareholding in the Target, as security, among other things, for the discharge of the Secured Liabilities

Break Costs means the amount (if any) by which:

(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:
(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Mumbai (including for payment, settlement and clearing in Mumbai), New York and Singapore

Change of Control means a Borrower Change of Control, a Guarantor Change of Control and/or a Target Change of Control

Charged Property means all of the assets of the Borrower and the Target which from time to time are, or are expressed to be, the subject of the Transaction Security

Closing Date means the date on which the Borrower has acquired at least 60% (sixty per cent.) of the issued share capital of the Target

COBRA has the meaning ascribed to that term in clause 19.30(b) (ERISA)

Code means the Internal Revenue Code of 1986 of the United States of America, as amended

Commitment means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement

Compliance Certificate means a certificate delivered pursuant to clause 20.2 (Compliance Certificate) and signed by two directors of the Guarantor substantially in the form set out in Schedule 5 (Form of Compliance Certificate)

Debenture means the New York law debenture to be granted by the Target and the Borrower in favour of the Finance Parties (whether directly or indirectly through an agent or trustee acting for and on behalf of the Finance Parties) pursuant to which a charge is created over the Target’s movable and immovable assets, as security, among other things, for the discharge of the Secured Liabilities

Default means an Event of Default or any event or circumstance specified in clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default

Default Interest means any interest payable by an Obligor pursuant to clause 8.3 (Default interest)

Demand Promissory Note means a demand promissory note in the amount of US$30,000,000 executed by the Borrower in favour of the Agent (for the benefit of the Finance Parties) in form and substance satisfactory to the Agent

ERISA means the Employee Retirement Income Security Act of 1974 of the United States of America, as amended from time to time

ERISA Affiliate has the meaning ascribed to that term in clause 19.30(a) (ERISA)

Event of Default means any event or circumstance specified as such in clause 23 (Events of Default)

Existing Indebtedness means the Financial Indebtedness referred to in Schedule 6 (Existing Security and Existing Indebtedness)

Existing Security means the Security listed in Schedule 6 (Existing Security and Existing Indebtedness);

Executive Order means Executive Order No. 13224 of September 23, 2001 — Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order) of the United States of America

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility)

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in clause 11 (Fees)

Final Maturity Date means the day falling sixty Months from (and including) the initial Utilisation Date

Finance Document means this Agreement, the Accession Deed, any Security Document, the Demand Promissory Note, any Fee Letter and any other document designated as such by the Agent and the Borrower

Finance Party means the Agent, the Arranger, the Security Trustee or a Lender

Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above
Form ODI means “Form ODI” annexed to the ODI Regulations

GAAP means, in relation to:
(a)	the Borrower, generally accepted accounting principles in the United States of America;

(b)	the Guarantor, generally accepted accounting principles in India as amended from time to time and, where applicable, the accounting standards prescribed under the Companies Accounting Standard Rules 2006 of India; and

(c)	any other company, generally accepted accounting principles in the jurisdiction of incorporation of the relevant company
Governmental Agency means any government or any governmental agency, semi-governmental, judicial, quasi-judicial or administrative entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute)

Guarantee means the guarantee, undertaking and indemnity granted by the Guarantor pursuant to clause 18 (Guarantee and indemnity)

Guarantor Change of Control means the Promoters and their associates ceasing to:
(a)	have the power (whether directly or indirectly or whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of at least 25% of the maximum number of votes that might be cast at a general meeting of the Guarantor;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor;

(iii)	give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply;

(iv)	direct the management and policy decisions of the Guarantor; or
(b)	hold beneficially at least 25% of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital)
Guarantor Guarantee Requirements means requirements of the RBI in relevant circulars including the ODI Regulations with respect to the financial commitments of Indian companies in their overseas wholly owned subsidiaries and joint ventures

Group means the Guarantor and its Subsidiaries for the time being

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary

India means the Republic of India

Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature

Interest Period means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest)

Lender means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement

LIBOR means, in relation to any Loan or Unpaid Sum:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for US Dollars for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, as of the Specified Time on the Quotation Day for which an interest rate is to be determined for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Loan or Unpaid Sum

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan

London Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London

Majority Lenders means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding
Margin means three point five per cent (3.5%) per annum

Margin Stock means margin stock or “margin security” within the meaning of Regulations T, U and X

Material Adverse Effect means a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of an Obligor;

(b)	the ability of any of the Obligors to perform its obligations under the Transaction Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Transaction Documents
Merger Agreement means the merger agreement dated 19 October 2010 between the Borrower, the Target and the Guarantor relating to the merger of the Borrower and the Target

Merger Date means the date on which:
(a)	the merger between the Target and the Borrower has been completed in accordance with the Merger Agreement; and

(b)	all conditions pertaining such merger as set out in the definition of “Permitted Merger” have been completed to the satisfaction of the Agent

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period

NASDAQ means The Nasdaq Stock Market, Inc.

Net Worth has the meaning given to it in Regulation 2 read with the second Explanation to Regulation 6 (3) of the ODI Regulations (as amended, modified or replaced, from time to time) and shall be calculated in respect of the Guarantor as at the date of the Guarantor’s audited consolidated financial statements for its financial year ended 31 March 2010

Novation, Amendment and Restatement Agreement means the agreement (in form and substance satisfactory to the Agent) to be executed by the Borrower, the Target and the Finance Parties whereby, inter alia, the rights and obligations of the Borrower under this Agreement shall be novated to the Target and the Finance Documents shall be amended (in form and substance satisfactory to the Agent) for the purpose of reflecting the merger between the Borrower and the Target

Obligors means the Borrower, the Guarantor, any person designated as an “Obligor” by the Borrower and the Agent and, on and at all times after the Closing Date, the Target and Obligor means any of them

ODI Regulations means the Foreign Exchange Management (Transfer or Issue of any Foreign Security) Regulation 2004 of India read together with the Master Circular on Direct Investment by Residents in a Joint Venture (JV) or Wholly Owned Subsidiary (WOS) Abroad issued by the RBI dated 1 July 2010 and such other circulars and/or notifications issued by the RBI varying, updating, consolidating, superseding, modifying or amending the same

Original Financial Statements means:
(a)	the audited standalone financial statements of the Guarantor for its financial year ended 31 March 2010; and

(b)	the audited consolidated financial statements of the Guarantor for its financial year ended 31 March 2010
Party means a party to this Agreement

Permitted Indebtedness means:
(a)	in respect of the Obligors:
(i)	the Existing Indebtedness;

(ii)	Financial Indebtedness incurred under the Finance Documents;

(iii)	Financial Indebtedness (denominated in a currency or currencies other than Rupees) raised solely from an international multilateral funding agency or export credit rating agency; and

(iv)	Financial Indebtedness incurred with the prior written consent of the Lenders;

(b)	in respect of the Borrower and the Guarantor only, Financial Indebtedness up to a maximum aggregate amount of US$100,000,000 (or its equivalent in any other currency or currencies) to be incurred by the Borrower and/or the Guarantor after the date of this Agreement for the purpose(s) of:
(i)	financing (in part) the acquisition of the Target and provided that the Borrower and/or the Guarantor has, on or prior to incurring such Financial Indebtedness, entered into such inter-creditor agreement(s) and/or security sharing agreement(s) and/or security trustee appointment agreement)(s) or any similar agreement(s) as may be required by the Agent and in form and substance satisfactory to the Agent; and/or

(ii)	the Guarantor’s and/or the Borrower’s working capital purposes;
(c)	in respect of the Borrower only, Financial Indebtedness under any Treasury Transaction in respect of the Facility entered into by the Borrower with DBS Bank Ltd or any of its Affiliates or nominees; and

(d)	in respect of the Guarantor only, Financial Indebtedness;
(i)	which is denominated in Rupees and raised in the Indian loan or bond market; and/or

(ii)	which is denominated in a currency or currencies other than Rupees, and provided that no Default has occurred or would occur as a result of the Guarantor incurring such Financial Indebtedness
Permitted Merger means, at any time after the Closing Date, a merger between the Borrower and the Target and provided that the following conditions have been fulfilled:
(a)	the Borrower has obtained the prior written consent of the Agent (acting on the instructions of all the Lenders) to such merger;

(b)	the Borrower has demonstrated to the satisfaction of the Agent (acting on the instructions of all the Lenders) that:
(i)	as a result or consequence of such merger, the Target is the surviving entity;

(ii)	the merger is on a solvent basis;

(iii)	no Default has occurred or would result from such merger;

(iv)	the merger is to be conducted in accordance with the Merger Agreement;

(v)	as a result of such merger, the Guarantor will:
(A)	have the power (whether directly or indirectly or whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
1)	cast, or control the casting of at least 60% of the maximum number of votes that might be cast at a general meeting of the Target;

2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Target;

3)	give directions with respect to the operating and financial policies of the Target with which the directors or other equivalent officers of the Target are obliged to comply; and

4)	direct the management and policy decisions of the Target; and

(B)	directly or indirectly hold at least 60% of the issued share capital of the Target (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);
(vi)	if required by the Agent (taking into account all applicable laws and regulations), the shareholder of the merged entity has or will grant Security over its shareholding in the merged entity to the Finance Parties on terms satisfactory to the Lenders and by joinder has become a party to the Debenture;

(vii)	the proposed merger will not result in any Obligor being unable to perform their respective obligations under the Transaction Documents to which they are a party; and

(viii)	the Novation, Amendment and Restatement Agreement has been executed by the Borrower, the Target and all the Finance Parties;

(ix)	all applicable Finance Documents have been or will be amended (in form and substance satisfactory to the Agent) for the purpose of reflecting such merger between the Borrower and the Target; and
(c)	the Borrower has delivered to the Agent (in form and substance satisfactory to the Agent (acting on the instructions of all of the Lenders)):
(i)	an original or certified copy of a legal opinion issued by a qualified legal counsel practising law in the Borrower’s jurisdiction of incorporation confirming that all the Borrower’s assets, rights and obligations generally have been duly vested in the Target as if those assets, rights and obligations had been originally acquired, incurred or entered into by the Target; and

(ii)	a copy of any other Authorisation or other document, opinion or assurance which the Agent (acting on the instructions of all of the Lenders) considers to be necessary or desirable in connection with such merger.
Promoters means:
(a)	Mr. Vinod Ramnani, a United States of America national with passport number 701515666 and residing at No. 118 Kasavanahalli Carmaarlaram Post Sarjapur Road, Bangalore 560037, India;

(b)	Mrs. Usha Ramnani, a United States of America national with passport number 710400427 and residing at No. 118, Kasavanahalli Carmalaram Post Sarjapur Road, Bangalore 5600 37, India;

(c)	Mr Jayesh Patel, a United States of America national with passport number 039574492 and residing at 7302 Spruce Circle, La Palma, California 90623, the United States of America; and

(d)	Mr Thomas Dietiker, a United States of America national born on 13 June 1959 and residing at 1112 Via Mirabel, Palos Verdes Estates, California 90274, the United States of America
Quotation Day means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days)

RBI means the Reserve Bank of India established under the Reserve Bank of India Act, 1934 of India

Reference Banks means, subject to clause 26.20 (Reference Banks) the principal office
(a)	of DBS Bank Ltd in such jurisdiction as determined by the Agent; and/or

(b)	in London of such other banks as may be appointed by the Agent in consultation with the Borrower
Relevant Insurance Policies means all the insurance policies taken up and maintained by and in the name of the Target in respect of the Charged Property

Regulations T, U and X means, respectively, Regulations T, U and X of the Board of US Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement

Relevant Interbank Market means the London interbank market

Relevant Jurisdiction means, in relation to an Obligor:
(a)	its jurisdiction of incorporation or establishment;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security Documents is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Finance Documents entered into by it
Repayment Date means each date on which a repayment of principal is to be made in accordance with clause 6 (Repayment) and Schedule 9 (Repayment Schedule)

Repayment Instalment means a repayment of principal to be made on each Repayment Date, in the amount as set out in Schedule 9 (Repayment Schedule)

Repeating Representations means each of the representations set out in clause 18 (Representations)

Rupee, Rs or INR means the lawful currency for the time being of India

Restricted Party means any person listed:
(a)	listed in the Annex to the Executive Order or otherwise a person whose property or interest in property is blocked or subject to blocking pursuant to the Executive Order;

(b)	which engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner which is in violation of Section 2;

(c)	which is on the list of “Specialty Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order; or

(d)	in any successor list to any of the foregoing
Screen Rate means the British Bankers’ Association Interest Settlement Rate for US Dollars for the relevant period displayed on page LIBOR01 of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders

Security means a mortgage, hypothecation, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect

Security Trustee means the person who has acceded to this Agreement in the capacity as “Security Trustee” by execution of the Accession Deed

Secured Liabilities means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to any Finance Party from time to time under or in connection with any Finance

Document (in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently or whether as principal, surety or otherwise)
Selection Notice means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with clause 9 (Interest Periods)

Security Creation Deadline Date means the date which falls 180 days from (and including) the initial Utilisation Date

Security Documents means:
(a)	the Borrower Share Pledge;

(b)	the Debenture;

(c)	any other document executed from time to time which may create or evidence any Security or Additional Security to be provided by any person as security for any of the Obligor’s obligations under any Finance Document; and

(d)	and any other document designated as such by the Agent and the Borrower
Security Property means all right, title and interest in, to and under any Security Document, including:
(a)	the Charged Property;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Trustee pursuant to any Security Document and any assets representing the same
Silicon Valley Facility Agreement means the third amended and restated loan and security agreement dated 16 July 2010, between Silicon Valley Bank (as lender) and the Target (as borrower) in respect of a facility for the lesser of (i) US$15,000,000; and (ii) 80% of eligible accounts receivable plus certain amounts, as further defined and described in such agreement

Specified Time means a time determined in accordance with Schedule 7 (Timetables)

Subsidiary means, in relation to any company or corporation, a company or corporation:
(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body

Target means Cardiac Science Corporation, a corporation incorporated under the laws of the State of Delaware, United States of America, having its registered office address at 3303 Monte Villa Parkway, Bothell, Washington 98021, United States of America

Target Change of Control means:
(a)	at all times after the Closing Date and prior to the Security Creation Deadline Date, the Guarantor ceasing to:
(i)	have the power (whether directly or indirectly or whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of at least 60% of the maximum number of votes that might be cast at a general meeting of the Target;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Target;

(C)	give directions with respect to the operating and financial policies of the Target with which the directors or other equivalent officers of the Target are obliged to comply;

(D)	direct the management and policy decisions of the Target; or
(ii)	directly or indirectly hold at least 60% of the issued share capital of the Target (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and
(b)	at all times on and after the Security Creation Deadline Date, the Guarantor ceasing to:
(i)	have the power (whether directly or indirectly or whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of 100% of the maximum number of votes that might be cast at a general meeting of the Target;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Target;

(C)	give directions with respect to the operating and financial policies of the Target with which the directors or other equivalent officers of the Target are obliged to comply;

(D)	direct the management and policy decisions of the Target; or
(ii)	directly or indirectly hold 100% of the issued share capital of the Target (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital)
Tax means any tax, cess, assessment, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)

Tender Offer means the all-cash tender offer for the entire issued share capital of the Target by a wholly owned Subsidiary of the Guarantor

Total Commitments means the aggregate of the Commitments, being US$30,000,000 at the date of this Agreement

Transaction Agents means the Agent and the Security Trustee and Transaction Agent means either of them

Transaction Document means the Merger Agreement and the Finance Documents

Transaction Security means the Security created or expressed to be created pursuant to the Security Documents

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower

Transfer Date means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Transfer Certificate or Assignment Agreement; and

(b)	the date on which the Agent executes the relevant Transfer Certificate or Assignment Agreement
Treasury Transaction means any currency, commodity or interest rate purchase, cap or collar agreement, forward rate agreement, future or option contract, swap or other similar agreement

UCC means the Uniform Commercial Code Section of the United States of America as in effect from time to time

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents

US Dollar or US$ means the lawful currency for the time being of the United States of America

Utilisation means a utilisation of a Facility

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made

Utilisation Request means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the Agent, the Arranger, any Finance Party, any Lender, any Obligor, any Party or the Security Trustee or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with the Finance Documents;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	associates of any Promoter means:
(A)	where the Promoter is a natural person, his or her “relatives” as defined under Section 6 of the Companies Act, 1956 of India; and

(B)	any company, body corporate, firm or association of persons in which that Promoter owns, directly or beneficially, jointly or severally more than 26% of voting share capital or has the power to direct its management and policies, directly or indirectly, whether through the ownership of voting share capital, by contract or otherwise;
(iv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	merger means any merger, amalgamation, consolidation, take-over or other form of succession and like expressions shall be construed accordingly;

(vi)	an Obligor having an obligation or being subject to any requirement under the terms of this Agreement where that Obligor is not a party to this Agreement, shall be construed as an obligation of the Borrower to procure that such Obligor compiles with such obligation or requirement (but this shall not limit or otherwise affect any separate obligation such Obligor may be under pursuant to the terms of any other Finance Document to so comply with an equivalent obligation or requirement);

(vii)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a Transaction Document or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended or novated;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Singapore time.
(b)	Section, clause and schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the specified currency) or its equivalent, the equivalent is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 am on the relevant date, is equal to the relevant amount in the specified currency.
1.3	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2 — THE FACILITY
2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a US Dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations
(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the acquisition of the issued share capital of the Target in accordance with the terms of the Tender Offer and related fees, costs and expenses relating to the acquisition of the issued share capital of the Target including Taxes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part I of Schedule 2 (Conditions precedent). The Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each of the Borrower and the Guarantor are true in all material respects;

(c)	in the opinion of the Lenders, no material adverse change, or, any event that may result in a material adverse change has occurred since 31 March 2010 in:
(i)	any of the business, condition (financial or otherwise), credit rating, operations, performance, properties or prospects of the Borrower;

(ii)	the international capital, loan syndication, general banking, general financial, or loan and debt securities markets; or

(iii)	the political, financial or economic condition of the Government of India, India or the United States of America (including any downgrading or negative watch listing of India’s foreign sovereign rating (as determined by a recognised international rating agency)),
(d)	no event has occurred (whether internationally or domestically (where domestically means the location where the Borrower is located)), that in the opinion of the Lenders, may result in a Material Adverse Effect; and

(e)	no pending or threatened litigation, investigation or proceeding has occurred and is continuing which may, in the opinion of the Lenders, have a Material Adverse Effect.
4.3	Maximum number of Loans
(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, two or more Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided.

SECTION 3 — UTILISATION
5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with clause 9 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	Subject to sub-clause (c) below, the currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of the Total Commitments or, if less, the Available Facility.

(c)	If US Dollars is unavailable to the Lenders by reason of any material adverse change in:
(i)	the international financial and capital markets;

(ii)	national or international financial, political or economic conditions; or

(iii)	currency availability or exchange rates or control,
the Agent shall (on the instructions of the Majority Lenders), so notify the Borrower in writing and the Borrower shall be deemed to have withdrawn that Utilisation Request. Subject to the provisions of clause 5.2 (Completion of a Utilisation Request) above and this sub-clause (c), the Borrower may deliver a replacement Utilisation Request within 5 days from (and including) the date of the written notification from the Agent to the Borrower specifying another currency (the Alternative Currency) and, in respect of the Loan to which that Utilisation Request relates, all references to US Dollars in the Finance Documents shall be deemed to be a reference to the Alternative Currency, mutatis mutandis.
5.4	Lenders’ participation
(a)	If the conditions set out in clauses 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

(d)

(i)	The Lenders may (acting through the Agent), but shall not be obliged to, send to the Borrower a written confirmation in respect of each Loan (the Written Confirmation). The Borrower shall, within 14 days of the date of each Written Confirmation, deliver to the Agent confirmation in writing that the Borrower considers such Written Confirmation to be correct or incorrect. If the Borrower advises the Agent within 14 days of the date of such Written Confirmation that such Written Confirmation is incorrect, the Agent will (in consultation with the Lenders), deliver an amended Written Confirmation to the Borrower.

(ii)	The Borrower will be deemed to consider a Written Confirmation correct if the Borrower has not confirmed to the Agent that the Borrower considers such Written Confirmation to be correct or incorrect within 14 days after the date of such Written Confirmation.

(iii)	For the avoidance of doubt, any Written Confirmation delivered by or on behalf of the Lenders under this sub-clause (d) is subject to the provisions of clause 32.2 (Certificates and determinations).

SECTION 4 — REPAYMENT, PREPAYMENT AND CANCELLATION
6	Repayment

6.1	Repayment of Loans
(a)	The Borrower shall repay the Loans by paying a sum equal to each Repayment Instalment in accordance with the repayment schedule set out in Schedule 9 (Repayment Schedule). If, for any reason, the amount finally disbursed by the Lenders under this Agreement is less than the Total Commitments as at the date of this Agreement, the instalments set out in Schedule 9 (Repayment Schedule) shall stand reduced proportionately but shall be payable on the same dates as specified in Schedule 9 (Repayment Schedule).

(b)	Without prejudice to any other term of this Agreement, all Loans together with all accrued interest and all other sums due and owing under any Finance Document shall be paid by the Borrower on the Final Maturity Date.

(c)	The Borrower may not reborrow any part of the Facility which is repaid.
7	Prepayment and cancellation

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall prepay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Voluntary prepayment of Loans
(a)	The Borrower may, if it gives the Agent not less than 15 days (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$10,000,000 and thereafter, in integral multiples of US$5,000,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

(c)	Any prepayment under this clause 7.2 shall satisfy the obligations under clause 6.1 (Repayment of Loans) in inverse chronological order and be applied rateably among the participations of all Lenders.
7.3	Right of prepayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2(a) (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in clause 7.3(a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.3(a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in the relevant Loan.
7.4	Mandatory Prepayment

If the Borrower fails to acquire at least 60% of the issued share capital of the Target by 15 January 2011:
(a)	the Borrower shall, immediately prepay all the Loans outstanding in full, together with accrued interest and all other amounts due and payable under the Finance Documents; and

(b)	the Commitment of each Lender will be immediately cancelled.
7.5	Automatic Cancellation

Any part of the Facility which remains undrawn at 4pm in Singapore on the last day of the Availability Period shall be automatically and immediately cancelled and each Lender’s Commitment then outstanding shall at that time be reduced to zero.
7.6	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and swap breakage costs (if any), without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5 — COSTS OF UTILISATION
8	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	LIBOR.
8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3(b) below, is two per cent higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent higher than the rate which would have applied if the Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
8.4	Interest pending Security creation
(a)	The Lenders may, at their sole discretion, agree to advance a Loan pending creation of the Debenture and the Borrower Share Pledge as specified in clause 17 (Security) and/or completion of all formalities in connection therewith.

(b)	In the event that the Lenders should advance a Loan pending creation of the Debenture and the Borrower Share Pledge as specified in clause 17 (Security) and/or completion of all formalities in connection therewith as contemplated under sub-clause (a) above, the Borrower shall create and/or ensure the creation of the Debenture and the Borrower Share Pledge and complete and/or ensure the completion of all such formalities relating to the Debenture and the Borrower Share Pledge to the satisfaction of the Agent no later than the Security Creation Deadline Date.

(c)	If the Borrower fails to create and/or ensure the creation of the Borrower Share Pledge and the Debenture in accordance with clause 17 (Security) and the timeframe set out in this clause 8.4 (Interest pending Security creation):

(i)	the Margin shall be increased by the Additional Margin with effect from the Security Creation Deadline Date until the date of creation of the Borrower Share Pledge and the Debenture to the satisfaction of the Agent; and

(ii)	the payment of the Additional Margin shall not absolve the Borrower from its obligation to create or procure the creation of the Borrower Share Pledge and the Debenture as specified in clause 17 (Security) and/or complete or procure completion of all formalities in connection therewith. Notwithstanding the foregoing, the Borrower agrees that the payment of the Additional Margin does not restrict the Finance Parties from enforcing their rights under clause 23.20 (Acceleration).
8.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with clause 9.1(b) above, the relevant Interest Period will, subject to clause 9.4 (Changes to Interest Periods), be three Months.

(d)	Subject to this clause 9.1, the Borrower may select an Interest Period of three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders). In addition the Borrower may select an Interest Period of a period of less than three Months, if necessary to ensure that there are sufficient Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrower to make the Repayment Instalment due on that date.

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

If two or more Interest Periods end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

9.4	Changes to Interest Periods
(a)	Prior to determining the interest rate for a Loan, the Agent may shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date.

(b)	If the Agent makes any change to an Interest Period referred to in this clause 9.4, it shall promptly notify the Borrower and the Lenders.

10	Changes to the calculation of interest

10.1	Absence of quotations

Subject to clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the higher of (A) the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select and (B) in relation to a Market Disruption Event under clause 10.2(b)(ii) below, LIBOR.
(b)	In this Agreement Market Disruption Event means:
(i)	at or about noon in London on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or, if there is more than one Reference Bank, only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Business Day following the Quotation Day for the relevant Interest Period, the Agent receives notification(s) from a Lender or Lenders (whose participations in a Loan exceed 33% of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
10.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to clause 10.3(a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30 day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.
10.4	Break Costs
(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Front-end fee

The Borrower shall pay to the Arranger (for its own account) a front-end fee in the amount and at the times agreed in a Fee Letter.

11.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6 — ADDITIONAL PAYMENT OBLIGATIONS
12	Tax gross up and indemnities

12.1	Definitions
(a)	In this clause 12:

Tax Credit means a credit against, relief or remission for, or repayment of any Tax

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document

Tax Payment means an increased payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and the Guarantor.

(c)	If an Obligor is required to make a Tax Deduction, the Borrower shall ensure that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall ensure that the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
12.3	Tax indemnity
(a)	Without prejudice to clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this clause 12.3 shall not apply to:
(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.
(b)	A Finance Party intending to make a claim under clause 12.3(a) above shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.
12.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

12.5	Stamp taxes

The Borrower shall (a) pay and, (b) within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect Tax
(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.
13	Increased costs

13.1	Increased costs
(a)	Subject to clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms law and regulation in this clause 13.1(a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in clause 12.3(a) (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).
14	Other indemnities

14.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall on behalf of that Obligor as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each of the Borrower and the Guarantor on behalf of itself and each other Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that each other Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by the Borrower being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of clause 28 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(g)	any provision of any Finance Document for any reason being ineffective to impose on any Obligor the obligations contemplated by such provision to be imposed on that Obligor.
14.3	Indemnity to the Transaction Agents
(a)	The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent as a result of:
(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	any action taken by the Agent or any of its representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents.
(b)	The Borrower shall promptly indemnify the Security Trustee against any cost, expense, loss or liability incurred by the Security Trustee as a result of:
(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Security Property or the provisions of any of the Security Documents;

(iii)	the exercise or purported exercise of any of the rights, powers, authorities, discretions and remedies vested in the Security Trustee by the Finance Documents or by law; and

(iv)	a claim of any kind (whether relating to the environment or otherwise) made or asserted against the Security Trustee which would not have arisen but for the execution or enforcement of one or more Finance Documents; or

(v)	any breach by any Obligor of the Finance Documents.

The Security Trustee may, in priority to any payment to the Finance Parties, indemnify itself out of the Security Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.3(b) and shall have a lien on the Security Property and the proceeds of the enforcement of the Security Property for all monies payable to it.
15	Mitigation by the Lenders

15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 15.1(a) above does not in any way limit the obligations of any Obligor under the Transaction Documents.
15.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16	Costs and expenses

16.1	Transaction expenses

Irrespective of whether or not any Commitment or Loan under this Agreement is implemented, cancelled or utilised or otherwise withdrawn, the Borrower shall, within three Business Days of demand, pay the Transaction Agents and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication, registration, publicity and perfection of:
(a)	this Agreement and any other documents referred to in any Finance Document;

(b)	the Transaction Security;

(c)	any other Transaction Documents executed after the date of this Agreement; and

(d)	any Security expressed or intended to be granted by a Finance Document.
16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 29.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Transaction Agents for the amount of all costs and expenses (including legal fees) reasonably incurred by that Transaction Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Security Trustee’s ongoing costs
(a)	In the event of (i) a Default or (ii) the Security Trustee considering it necessary or expedient or (iii) the Security Trustee being requested by an Obligor or the Majority Lenders to undertake duties which the Security Trustee and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee under the Finance Documents, the Borrower shall pay to the Security Trustee any additional remuneration that may be agreed between them.

(b)	If the Security Trustee and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Borrower or, failing approval, nominated (on the application of the Security Trustee) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.
16.4	Security Trustee expenses

The Borrower shall, within three Business Days of demand, pay to the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release, discharge or reassignment of any Transaction Security.

16.5	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Transaction Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights.

17	Security
(a)	The Facility, and the payment and other obligations of the Borrower under the Finance Documents, shall be secured by, inter alia, the Debenture and the Borrower Share Pledge.

(b)	The Security specified in sub-clause (a) above shall be created in favour of the Finance Parties (whether directly or indirectly through an agent or trustee acting for and on behalf of the Finance Parties) in form and substance satisfactory to the Majority Lenders in accordance with, and within the timeframe set out in, clause 8.4 (Interest pending Security creation) and this clause 17.

(c)	The Borrower shall, and shall ensure that the Target shall, do such acts, deeds, matters and things and execute such other documents in the form and substance satisfactory to the Majority Lenders, which in the Majority Lenders’ opinion shall be necessary or advisable to perfect any such Security.

(d)	In relation to the Debenture and the Borrower Share Pledge, the Borrower shall procure that the Finance Parties receive in form and substance satisfactory to the Majority Lenders each of the documents and other evidence referred to in Part II of Schedule 2 (Security related documents) no later than the timeframe set out in clause 8.4 (Interest pending Security creation).

(e)	If, in the opinion of the Agent, the Security constituted by the documents set out in sub-clause (a) above is insufficient to cover the Borrower’s obligations under the Finance Documents, the Agent may ask the Borrower to provide additional Security during the term of the Facility.

(f)	Any such Security required by the Agent under sub-clause (e) above will be created in favour of the Finance Parties (whether directly or indirectly through an agent or trustee acting for and on behalf of the Finance Parties), in form and substance satisfactory to the Majority Lenders, and the Borrower shall promptly:
(i)	do all such acts and execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Majority Lenders may reasonably specify (and in such form and in favour of such person(s) as the Majority Lenders may reasonably require) to perfect the Additional Security; and

(ii)	take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of the Additional Security intended to be conferred on the Finance

Parties, and all the conditions set out in Schedule 2 (Conditions) shall apply to the Additional Security, mutatis mutandis.
(g)	This clause 17 shall not itself be effective to create any Security, such Security only being created on execution of the relevant Security Documents.

SECTION 7 — GUARANTEE
18	Guarantee and indemnity

18.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:
(a)	guarantees to each Finance Party punctual performance by each other Obligor of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it (or anything which would have been an obligation if not unenforceable, invalid or illegal) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment to or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
18.4	Waiver of defences

The obligations of the Guarantor under this clause 18 will not be affected by an act, omission, matter or thing which, but for this clause 18, would reduce, release or prejudice any of its obligations under this clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding against any other party.
18.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this clause 18.
18.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 29 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.9	Amount recoverable

The liability of the Guarantor under this clause 18 shall not exceed US$35,000,000 (the Amount Recoverable) provided that the Amount Recoverable shall not include any Default Interest payable by the Guarantor as a result of the Guarantor not making any payments required to be made by it under this clause 18 at the time(s) and in the manner specified in this clause.

18.10	Applicable Period

Without prejudice to the ongoing obligations of the Guarantor in respect of any claim made by any Finance Party against the Guarantor in respect of its obligations under clause 18.1 (Guarantee and indemnity) on or prior to the last day of the Applicable Period, no claim may be made by any Finance Party against the Guarantor in respect of its obligations under clause 18.1 (Guarantee and indemnity) after the last day of the Applicable Period.

SECTION 8 — REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19	Representations

The Borrower and the Guarantor makes the representations and warranties set out in this clause 19 to each Finance Party on the date of this Agreement.

19.1	Status
(a)	Each Obligor is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Each Obligor has the power to own its assets and carry on its business as it is being conducted.
19.2	Binding obligations
(a)	The obligations expressed to be assumed by it and each other Obligor in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

(b)	Without limiting the generality of clause 19.2(a), each Security Document creates the security interests which that Security Document purports to create and those security interests are valid and effective.
19.3	Non-conflict with other obligations

The entry into and performance by it and each other Obligor of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to it or such other Obligors;

(b)	constitutional documents of any Obligor; or

(c)	any agreement or instrument binding upon it or any Obligor or any of its or any Obligor’s assets or constitute a default or termination event (however described) under any such agreement or instrument, nor (except as provided in any Security Document) result in the existence of, or oblige an Obligor to create, any Security over any of its assets.

19.4	Power and authority
(a)	Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its and any other Obligor’s powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents.
19.5	Validity and admissibility in evidence
(a)	All Authorisations (including the consent of existing lenders, where necessary) required or desirable:
(i)	to enable an Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(ii)	to make the Transaction Documents admissible in evidence in their respective jurisdiction of incorporation; and

(iii)	to enable each Obligor to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect except Authorisations in respect of sub-clause 19.5(a)(iii) above which shall be obtained or effected and shall be in full force and effect from such applicable date set out in clause 8.4 (Interest pending Security creation).

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or could be expected to have a Material Adverse Effect.
19.6	Governing law and enforcement

Subject to any general principles of law which are specifically referred to in any legal opinion delivered in accordance with clause 4.1 (Initial conditions precedent), clause 17 (Security) or clause 20.7 (Guarantee shortfall):
(a)	The choice of law specified as the governing law in each respective Finance Document will be recognised and enforced in each Obligor’s respective jurisdiction of incorporation; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in each Obligor’s respective jurisdiction of incorporation.
19.7	Insolvency

No:
(a)	corporate action, legal proceeding or other procedure or step described in clause 23.7(a) (Insolvency proceedings); or

(b)	creditors’ process described in clause 23.8 (Creditors’ process), has been taken or, to the knowledge of the Borrower or the Guarantor, threatened in relation to any Obligor; and none of the circumstances described in clause 23.6 (Insolvency) applies to an Obligor.

19.8	No filing or stamp taxes

Except for any filing, registering, recording or enrolling or any Tax or fee payable in relation to any Finance Document that may be referred to in any legal opinion delivered in accordance with clause 4.1 (Initial conditions precedent), clause 17 (Security) or clause 20.7 (Guarantee shortfall) and which will be made or paid promptly and, if applicable, within the prescribed period after the date of the relevant Finance Document, under the laws of each Obligor’s jurisdiction of incorporation, it is not necessary that:
(a)	any Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction: or

(b)	any stamp, registration or similar tax be paid on or in relation to any Finance Documents or the transactions contemplated by such Finance Documents.
19.9	Deduction of Tax

Other than deductions for or on account of Tax arising from the payment of interest, fee or other income related payments (which shall be subject to the provisions of clause 12 (Tax gross-up and indemnities), it is not required under the law applicable where an Obligor is incorporated or resident or at the address specified in any Finance Document to make any deduction for or on account of Tax from any payment that Obligor may make under any Finance Document.

19.10	No default
(a)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on an Obligor or to which an Obligor’s assets are subject which might have a Material Adverse Effect.
19.11	No misleading information

All information supplied by any Obligor is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

19.12	Financial statements
(a)	The Guarantor’s Original Financial Statements were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements.

(b)	The Guarantor’s Original Financial Statements give a true and fair view and represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year save to the extent expressly disclosed in such Original Financial Statements.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Guarantor) since:
(i)	in the case of the Guarantor, the date of its Original Financial Statements; and

(ii)	in the case the Borrower, 14 October 2010.
19.13	No proceedings pending or threatened

Except as otherwise disclosed to the Arranger in writing prior to the date of this Agreement, no litigation, investigative, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against an Obligor or the Target.

19.14	No breach of laws

None of the Obligors has breached any law or regulation which breach might have a Material Adverse Effect.

19.15	Security and Financial Indebtedness
(a)	No Security exists over all or any of the present or future assets or revenues of the Borrower or the Target other than as permitted by the Finance Documents.

(b)	As at the date of this Agreement, no Security exists over all or any of the present or future assets or revenues of the Guarantor other than the Guarantor’s Existing Security.

(c)	No Obligor has any Financial Indebtedness outstanding other than Permitted Indebtedness.
19.16	Material agreements
(a)	No Obligor is in breach of any material agreement to which it is a party.

(b)	No counterparty to any material agreement to which any Obligor is a party is in breach of any such agreement.
19.17	Ranking
(a)	The Transaction Security has or will have the ranking in priority which it is expressed to have in the Security Documents and it is not subject to any prior ranking Security.

(b)	Each Obligor is in compliance with the undertaking in clause 22.7 (Pari passu ranking).
19.18	Good title to assets
(a)	Each of the Obligors has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

(b)	Without prejudice to clause 19.18(a) above, at all times after the Closing Date and prior to the Merger Date, the Borrower will have and will maintain good, valuable and marketable title to at least 60% (sixty per cent.) of the issued share capital of the Target.

(c)	Without prejudice to clause 19.18(a) above, at all times:
(i)	after the Closing Date and prior to the Security Creation Deadline Date, the Guarantor will (either directly or indirectly) have and will maintain good, valuable and marketable title to at least 60% (sixty per cent.) of the issued share capital of the Target; and

(ii)	on and after the Security Creation Deadline Date, the Guarantor will (either directly or indirectly) have and will maintain good, valuable and marketable title to 100% (one hundred per cent.) of the issued share capital of the Target.
19.19	Legal and beneficial ownership
(a)	Subject to clause 19.19(d) below, it and each other Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)	Subject to sub-clause 19.19(d) below, at least 60% of the issued share capital of the Target are or will be on the Closing Date legally and beneficially owned by the Borrower free from any claims, third party rights or competing interests.

(c)
(i)	at least 60% of the issued share capital of the Target are or will be at all times on and after the Closing Date and prior to the Security Creation Deadline Date ; and

(ii)	100% of the issued share capital of the Target are or will be at all times on and after the Security Creation Deadline Date, directly or indirectly owned by the Guarantor free from any claims, third party rights or competing interests.

(d)	The shares of the Target are beneficially but not legally owned by the Borrower until those shares are registered in the register of shareholders of Target, which registration will be made promptly after acquisition of the shares of the Target.
19.20	Shares
(a)	The shares of any Obligor which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

(b)	The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(c)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Obligor (including any option or right of pre-emption or conversion).
19.21	No immunity

Neither it nor any other Obligor nor any of their respective assets are immune to any legal action or proceeding.

19.22	Insurance

Each Obligor is fully in compliance with the undertakings in clause 22.11 (Insurance). 19.23 Authorised Signatures

Any person specified as the authorised signatory of an Obligor under Schedule 2 (Conditions) or clause 20.4(e) (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

19.24	Directors
(a)	No director, managing agent, manager or employee of any member of the Group or a guarantor on behalf of, for or to any member of the Group, is a director of DBS Bank Ltd, and no director of DBS Bank Ltd holds a substantial interest in any member of the Group.

(b)	Except to the extent disclosed, none of the directors of any member of the Group is a director of a banking company (as defined under the Indian Banking Regulation Act, 1949) or specified near relation (as specified by RBI) of a director of a banking company or a near relative of any senior officer (as specified by RBI) of DBS Bank Ltd.
19.25	Non-UK Obligors

No Obligor has registered an establishment (as that term is defined in Part 1 of the Overseas Companies Regulations 2009) in the UK.

19.26	Tender Offer
(a)	The Tender Offer and the Merger Agreement contain all the terms of the Acquisition.

(b)	There is no disclosure made in any disclosure letter or any other disclosure to the Tender Offer or the Merger Agreement which has or is reasonably likely to have a material adverse effect on any of the information, opinions and intentions contained or referred to in any information provided by or on behalf of the Borrower to any Finance Party.

(c)	To the best of its knowledge no representation or warranty (as qualified by any disclosure letter) given by any party to the Merger Agreement is untrue or misleading in any material respect.

(d)	No Obligor has made or committed, nor is it aware of, any breach under the Merger Agreement.

(e)	It is not aware of any dispute or potential dispute with any counterparty to the Merger Agreement.

(f)	The copy of the Merger Agreement delivered to the Agent under clause 4.1 (Initial Conditions Precedent) is a true, complete and accurate copy of the Merger Agreement and includes all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to the Merger Agreement which would materially affect the transactions or arrangements contemplated by the Merger Agreement or modify or release the obligations of any party under the Merger Agreement.

(g)	No other agreements or arrangements exist between any of the parties to the Merger Agreement which would materially affect the transactions or arrangements contemplated by the Merger Agreement and/or the Tender Offer or modify or release the obligations of any party under the Merger Agreement and/or the Tender Offer.
19.27	Federal Reserve Regulations
(a)	No Obligor is engaged or will engage, principally or as one of its important activities, directly or indirectly in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	None of the proceeds of any Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause any Loan or any other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U and X.
19.28	Investment Companies

No Obligor, person controlling an Obligor or Subsidiary of an Obligor is or is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940 (the 1940 Act).

19.29	Anti-Terrorism Laws
(a)	No Obligor or any Affiliate thereof:
(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.
(b)	Each Obligor and its Affiliates thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

(c)	No Obligor will be, for any reason after consummation of the transactions contemplated by the Transaction Documents and application of a Loan, a Restricted Party or in violation of any Anti-Terrorism Law.

(d)	The application of proceeds of the Loans will not violate any Anti-Terrorism Law.

(e)	No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
19.30	ERISA
(a)	Neither it nor any entity that has ever been required to be treated as a single employer together with it, pursuant to section 414 of the Code for certain employee benefit plan purposes (an ERISA Affiliate), has ever maintained, contributed to, or had any liability, contingent or otherwise, with respect to a pension plan (as defined in section 3(3) of ERISA) that is or was subject to Title IV of ERISA.

(b)	Neither it nor an ERISA Affiliate maintains, contributes to, or has any liability, contingent or otherwise, with respect to any employee welfare benefit plan (as defined in section 3(1) of ERISA) that provides for coverage following an employee’s termination of employment except as required pursuant to section 4980B of the Code (COBRA) or a State law that is similar to COBRA.

(c)	In connection with the Tender Offer and Merger Agreement, each Obligor will take all steps necessary, including but not limited to informal and formal submissions and other steps, to ensure that transactions contemplated under the Tender Offer and the Merger Agreement, and any transactions contemplated by the Finance Documents (including the extension of the Facility to the Borrower by the Lenders), are approved as necessary by the Government of the United States of America, including the Committee on Foreign Investment in the United States of America.
19.31	Net Worth

The Guarantor has adequate Net Worth to provide the Guarantee and to enable the Guarantor to perform its obligations under the Guarantee consistent with all applicable laws and regulations including, without limitation, the ODI Regulations, the Guarantor Guarantee Requirements or any other RBI guidelines and without requiring the prior approval of the RBI.

19.32	Guarantor Guarantee Requirements

The Guarantor is in compliance with all applicable provisions of the Guarantor Guarantee Requirements and is permitted to provide the Guarantee in accordance with the terms, conditions and provisions of the Guarantor Guarantee Requirements.

19.33	Shareholding
(a)	The Promoters and their associates:
(i)	has the power (whether directly or indirectly or whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of at least 25% of the maximum number of votes that might be cast at a general meeting of the Guarantor;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor;

(C)	give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply;

(D)	direct the management and policy decisions of the Guarantor; and
(ii)	holds beneficially at least 25% of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
(b)	As at the date of this Agreement and at all times prior to the Merger Date, the Guarantor:
(i)	directly has the power to:
(A)	cast, or control the casting of 100% of the maximum number of votes that might be cast at a general meeting of the Borrower;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower;

(C)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply;

(D)	direct the management and policy decisions of the Borrower; and

(ii)	directly holds 100% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital)
(c)
(i)	At all times after the Closing Date and prior to the Security Creation Deadline Date, the Guarantor:
(A)	has or will have (as the case may be) the power (whether directly or indirectly or whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
1)	cast, or control the casting of at least 60% of the maximum number of votes that might be cast at a general meeting of the Target;

2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Target;

3)	give directions with respect to the operating and financial policies of the Target with which the directors or other equivalent officers of the Target are obliged to comply;

4)	direct the management and policy decisions of the Target; or
(B)	directly or indirectly holds or will hold (as the case may be) beneficially at least 60% of the issued share capital of the Target (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and
(ii)	at all times on and after the Security Creation Deadline Date, the Guarantor:
(A)	has or will have (as the case may be) the power (whether directly or indirectly or whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
1)	cast, or control the casting of 100% of the maximum number of votes that might be cast at a general meeting of the Target;

2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Target;

3)	give directions with respect to the operating and financial policies of the Target with which the directors or other equivalent officers of the Target are obliged to comply;

4)	direct the management and policy decisions of the Target; or
(B)	directly or indirectly holds or will hold (as the case may be) beneficially 100% of the issued share capital of the Target (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
19.34	Repetition

The Repeating Representations are deemed to be made by each of the Borrower and the Guarantor by reference to the facts and circumstances then existing on the date of each Utilisation Request, the Closing Date, the Merger Date and the first day of each Interest Period.

20	Information undertakings

The undertakings in this clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:
(i)	the Guarantor’s audited standalone financial statements for that financial year;

(ii)	the Guarantor’s audited consolidated financial statements for that financial year; and

(iii)	its audited standalone financial statements for that financial year; and
(b)	as soon as the same become available, but in any event within 60 days after the end of the first half of each of its financial years:
(i)	its unaudited standalone financial statements for that financial half year; and

(ii)	the Guarantor’s unaudited standalone financial statements for that financial half year; and
(c)	as soon as the same become available, but in any event within 60 days after the end of each quarter of each of its financial years:
(i)	its unaudited profit and loss statement for that financial quarter; and

(ii)	the unaudited profit and loss statement of the Guarantor for that financial quarter.
20.2	Compliance Certificate
(a)	The Guarantor shall supply to the Agent, with each set of financial statements delivered pursuant to clause 20.1(a)(i) (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate delivered pursuant to clause 20.2(a) (Financial statements) shall be signed by the Guarantor’s auditors.
20.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrower pursuant to clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements of the Guarantor delivered pursuant to clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Guarantor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the Guarantor’s auditors deliver to the Agent:
(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Guarantor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Guarantor’s‘ Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Guarantor’s Original Financial Statements were prepared.

(c)	The Borrower shall procure that each set of financial statements of the Borrower delivered pursuant to clause 20.1 (Financial statements) is prepared using GAAP.
20.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Finance Parties, if the Agent so requests):
(a)	all documents dispatched by an Obligor to its shareholders generally (or any class of them) or its creditors generally (or any class of then) at the same time as they are despatched;

(b)	promptly upon becoming aware of them, the details of any litigation, investigative, arbitration, other alternative dispute resolution or administrative proceedings which are current, threatened or pending against any Obligor or the Target, and which, if adversely determined, might have a Material Adverse Effect;

(c)	promptly, such information as any Finance Party may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(d)	promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request;

(e)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories;

(f)	promptly on request, such additional information as required by any Finance Party under any applicable banking supervisory law;

(g)	such further information relating to the Acquisition as any Finance Party may reasonably request; and

(h)	promptly, any announcement, notice or other document relating specifically to the Guarantor and/or the Target posted onto any electronic website maintained by any stock exchange on which shares in or other securities of the Guarantor and/or the Target are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of the Guarantor and/or the Target.
20.5	Notification of default
(a)	Each of the Borrower and the Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless it is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
20.6	“Know your customer” checks
(a)	Each of the Borrower and the Guarantor shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Agent, such Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct any “know your customer” or other similar procedures under applicable laws and regulations.
20.7	Guarantee shortfall
If, in the opinion of the Majority Lenders, the Guarantor will or may be unable to perform its obligations under Clause 18 (Guarantee and indemnity), the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require the Borrower to provide additional security over assets approved by the Majority Lenders and the Borrower shall within 14 days of receipt of such notice ensure that:

(a)	such additional security is created in favour of the Security Trustee (or any other person nominated by the Agent (acting on the instructions of the Majority Lenders) in form and manner satisfactory to the Agent (acting on the instructions of the Majority Lenders);

(b)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(c)	the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that additional security including documents and evidence of the type referred to in Schedule 2 (Conditions) in relation to that additional security and its execution and (if applicable) registration.
21	Financial covenants

21.1	Financial covenants

The Guarantor shall ensure its:
(a)	Gearing shall at all times not exceed 2 times.

(b)	DSCR shall at all times be maintained at no less than 1.7 times.

(c)	ISCR shall at all times be maintained at no less than 3 times.

(d)	Tangible Net Worth shall at all times be no less than Rs.4,500,000,000.
21.2	Financial testing

The financial covenants set out in clause 21.1 (Financial covenants) shall be tested by reference to the audited standalone financial statements for each period ending on 31 March in respect of the Relevant Period (each such date being the Test Date) with the first Relevant Period ending on 31 March 2011.
21.3	Financial definitions

In this clause 21:

Borrowings means, at any time, with respect to the Guarantor, without double counting:
(a)	all obligations for borrowed money, including, without limitation, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; and

(b)	all contingent obligations with respect to corporate or financial guarantees given in respect of money borrowed by any other person.
For this purpose, any amount outstanding or repayable in any currency other than Rupees shall be taken into account in its Rupee equivalent at the rate of exchange applicable as at the date of the financial statement of the Guarantor

Current Tax means the amount of Tax determined to be payable in respect of the Relevant Period

DSCR means the ratio between (EBITDA — Current Tax) and Debt Service

Debt Service means in respect of any Relevant Period, the sum of:
(a)	Interest Expense for the Relevant Period; and

(b)	that part of all Borrowings outstanding at the commencement of the Relevant Period originally scheduled for repayment in that Relevant Period (whether or not paid or repaid when due) but excluding any short term revolving Borrowings for the purpose of funding the working capital requirements of the Guarantor
EBITDA means, for any Relevant Period, income received by the Guarantor from ordinary activities (excluding any non operating income and expenses) before deducting any amount attributable to tax, interest expenses, amortisation or depreciation of tangible and intangible assets

Gearing means the ratio between Total Liabilities and Tangible Net Worth

Interest Expense means the aggregate amount of interest and other finance charges (whether or not paid, payable or capitalised) accrued by the Guarantor in respect of Borrowings including:
(a)	the interest element of leasing and hire purchase payments;

(b)	commitment fees, commissions, arrangement fees and guarantee fees; and

(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital
ISCR means the ratio between EBITDA and gross Interest Expense

Net Worth means, at any time, the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Guarantor and the amount standing to the credit of the reserves of the Guarantor, including any amount credited to the share premium account and any amounts paid up or credited as paid up on equity warrants issued by the Guarantor to its shareholder(s) which are subordinated to the Finance Parties

Relevant Period means each period of 12 months ending on a Test Date

Tangible Net Worth means the aggregate of Net Worth after deducting:
(a)	amounts attributed to goodwill and other intangible assets;

(b)	deferred charges and expenditures;

(c)	deferred foreign currency transaction adjustments;

(d)	redeemable preference shares;

(e)	deferred tax liabilities; and

(f)	revaluation reserves
Total Liabilities means, with respect to the Guarantor with respect to a Relevant Period, without double counting, the aggregate of all Borrowings, current liabilities, provisions, redeemable preferential share capital, deferred tax liabilities, and any other liabilities excluding shareholders fund

22	General undertakings

The undertakings in this clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations
(a)	Each of the Borrower and the Guarantor shall and the Borrower shall ensure that each of the other Obligors will) promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of, any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(A)	enable it to perform its obligations under the Transaction Documents to which it is a party;

(B)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(C)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
(b)	If any amount becomes due and payable by the Guarantor under this Agreement to any Party at any time for which:
(i)	RBI approval is required but which has not been obtained; or

(ii)	RBI approval is required and has been obtained by the Guarantor but ceases to be in full force and effect at the relevant time, then the Guarantor shall immediately apply to the RBI for such approval and shall furnish to the RBI all such documentary evidence and information as may be required by the RBI in support of such application for approval to pay such amount to such Party or, as the case may be, to the Agent on behalf of such Party and shall upon receiving such approval, forward a copy of such approval to the Agent for such Party.
22.2	Compliance with laws

Each of the Borrower and the Guarantor shall (and the Borrower shall ensure that each of the other Obligors will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.3	Taxation
(a)	Each of the Borrower and the Guarantor shall (and the Borrower shall ensure that each other Obligor will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 20.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
(b)	No Obligor may change its residence for Tax purposes.
22.4	Merger
(a)	Neither the Borrower nor the Guarantor shall (and the Borrower shall ensure that no other Obligor will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Clause 22.4(a) does not apply to the Permitted Merger.
22.5	Change of business

The Guarantor and the Borrower shall procure that no substantial change is made to the general nature of the business of an Obligor or the Group from that carried on at the date of this Agreement.

22.6	Preservation of assets

Each of the Borrower and the Guarantor shall (and the Borrower shall ensure that each Obligor will) maintain in a good state of repair and in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

22.7	Pari passu ranking

Each of the Borrower and the Guarantor (and the Borrower shall ensure that each other Obligor) shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.8	Negative pledge
(a)	The Borrower shall not (and the Borrower shall ensure that at all times after the Closing Date, the Target will not) create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not (and the Borrower shall ensure that at all times after the Closing Date the Target will not):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Clauses 22.8(a) and 22.8(b) above do not apply to:
(i)	any Existing Security except to the extent the principal amount secured by that Security exceeds the amount stated in Schedule 6 (Existing Security and Existing Indebtedness);

(ii)	any Security created pursuant to any Finance Document;

(iii)	any Security (other than Security over a Charged Property) granted to any bank or financial institution to secure that entity’s Financial Indebtedness referred to in paragraph (a)(iii) of the definition of “Permitted Indebtedness”;

(iv)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction entered into by the Borrower in respect of the Facility with DBS Bank Ltd or any of its Affiliates or nominees;

(v)	any Security created to secure or arising as a result of that entity’s Permitted Indebtedness referred to in paragraph (c) of the definition of “Permitted Indebtedness”;

(vi)	any Security created with the prior written consent of the Agent to secure the Borrower’s and/or the Guarantor’s Permitted Indebtedness referred to in paragraph (b) of the definition of “Permitted Indebtedness”, provided that:
(A)	the principal amount secured by that Security does not exceed in aggregate US$100,000,000 (or its equivalent in any other currency or currencies) at any time; and

(B)	the Borrower and/or the Guarantor (as the case may be) has entered into such inter-creditor agreement(s) and/or security sharing agreement(s) and/or security trustee appointment agreement)(s) or any similar agreement(s) as may be required by the Agent and in form and substance satisfactory to the Agent; and/or
(vii)	any Security created with the prior written consent of the Agent (acting on the instructions of the Lenders).
22.9	Disposals
(a)	Neither the Borrower nor the Guarantor shall (and the Borrower shall ensure that no other Obligor will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Clause 22.9(a) above does not apply to:
(i)	any sale, lease, transfer or other disposal of an asset (other than Charged Property):
(A)	made in the ordinary course of trading of the disposing entity;
(B)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose; or
(ii)	any sale, lease, transfer or other disposal by the Borrower of its shareholding in the Target to any member of the Group in contemplation of and as a result of the Permitted Merger.
22.10	Financial Indebtedness
(a)	Except as permitted under clause 22.10(b) below, no Obligor shall (and the Borrower shall ensure that no other Obligor will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Clause 22.10(a) above does not apply to Financial Indebtedness which is Permitted Indebtedness.
22.11	Insurance
(a)	Each of the Borrower and the Guarantor shall (and the Borrower shall ensure that each other Obligor will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

(c)	If requested by the Agent, the Borrower will, within ten Business Days of receipt of such request, supply to it proof of cover in respect of each insurance policy required to be taken out and maintained pursuant to this clause 22.11 and shall use its reasonable endeavours to procure that any insurance broker then appointed by the Obligors undertakes to the Agent to notify the Agent should any renewal fee or other sum payable by any Obligor in relation to any insurance policies arranged by that broker not be paid when due.

22.12	Access

Each of the Borrower and the Guarantor shall, and the Borrower shall ensure that each other Obligor will (not more than once in every financial year) unless the Agent reasonably suspects a Default is continuing or may occur) permit the Agent and/or the Security Trustee and/or any other Finance Party/ies and/or accountants or other professional advisers and contractors of the Agent, Finance Parties or Security Trustee free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of each Obligor and (b) meet and discuss matters with the directors of the Obligors.

22.13	Hedging

The Borrower shall only enter into a Treasury Transaction or assume the obligations of any party to a Treasury Transaction in relation to the Facility with DBS Bank Ltd or any of its Affiliates or nominees as its counterparty on mutually agreeable terms.

22.14	Use of proceeds

The Borrower shall ensure that all the proceeds of each Loan borrowed under this Agreement are used strictly in accordance with the purpose set out in clause 3.1 (Purpose).

22.15	Further assurance
(a)	Each of the Borrower and the Guarantor shall (and the Borrower shall procure that each other Obligor will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Majority Lenders may reasonably specify (and in such form as the Majority Lenders may reasonably require in favour of the Security Trustee or its nominee(s) or any other person(s) as determined by the Majority Lenders):
(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, hypothecation, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Finance Parties (whether directly or indirectly through an agent or trustee acting for and on behalf of the Finance Parties) rights over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	Each of the Borrower and the Guarantor shall (and the Borrower shall procure that each other Obligor shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Finance Parties by or pursuant to the Finance Documents.
22.16	Constitutional Documents

The Borrower and the Guarantor shall not (and the Borrower shall ensure that no other Obligor will) amend or vary any of its constitutional documents without the prior written consent of the Agent.

22.17	Positive Net Worth

The Borrower and the Guarantor shall (and the Borrower shall ensure that each other Obligor shall) ensure that at all times the value of its assets exceeds its liabilities (taking into account contingent and prospective liabilities).

22.18	No loans or guarantees

Neither the Borrower nor the Guarantor shall (and the Borrower shall ensure that no other Obligor shall), without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), make or grant any loan or advance or provide financing to any person or provide any guarantees, indemnities or otherwise act as a surety for the benefit of any person other than in the ordinary course of its business on an arm’s length basis.

22.19	The Acquisition

Each of the Borrower and the Guarantor shall (and the Borrower shall ensure that each other Obligor shall):
(a)	perform and comply with its obligations under or in connection with the Tender Offer and the Merger Agreement;

(b)	notify the Agent (as soon as practicable upon becoming aware of the same) of any breach by any party of its obligations or default under the Tender Offer and/or the Merger Agreement;

(c)	take all reasonable steps to enforce any claim or right it has under or in connection with the Tender Offer and the Merger Agreement;

(d)	notify the Agent as soon as practicable of any claim made or to be made under the Merger Agreement or pursuant to the Tender Offer;

(e)	promptly notify the Agent of the Closing Date.
22.20	Amendments and other matters relating to the Acquisition
(a)	Neither the Borrower nor the Guarantor shall:
(i)	amend, vary, novate, supplement, supersede, waive or terminate any term of the Tender Offer or the Merger Agreement without the prior consent of the Agent;

(ii)	consent to the transfer by any party to the Tender Agreement of any of its rights, title or interest in, or its obligations under, any of the Tender Agreement;

(iii)	consent to any act or decision that might constitute a breach of the Tender Offer and/or the Merger Agreement or otherwise adversely affect any rights of the Finance Parties thereunder or in relation thereto;

(iv)	make, or agree to, any claim that the Merger Agreement is frustrated or permit, or agree to, the cancellation, suspension, rescission, repudiation or other termination of the Merger Agreement or the Tender Offer or accept any breach thereof or default thereunder as repudiatory; or

(v)	seek relief from performance of its obligations under the Tender Offer or the Merger Agreement, whether under any force majeure, time limit for claims or any other provision.
(b)	The reference to waiving any term of the Tender Offer or the Merger Agreement in this clause 22.20 includes (i) any waiver (in whole or in part) of any condition precedent (however described) under the Merger Agreement or the Tender Offer or (ii) any waiver (in whole or in part) of any breach (including any misrepresentation) of, or non-compliance with, any term of the Merger Agreement and/or the Tender Offer which would entitle the Borrower and/or the Guarantor to terminate its respective obligations (in whole or in part) under the Merger Agreement and/or the Tender Offer or (iii) any determination or acceptance that any such condition precedent is satisfied when it is not actually satisfied or (iv) declaring or accepting that the Tender Offer and/or the Merger Agreement is unconditional if any such condition precedent is not fulfilled or any such breach or non-compliance has occurred.

(c)	The Borrower and the Guarantor shall (and the Borrower shall ensure that the Target shall) comply with all applicable laws, regulations and Authorisations relating to the Tender Offer and the Merger Agreement and promptly notify the Agent of non-compliance by the Borrower, the Guarantor and/or the Target of any applicable laws and/or regulations and/or Authorisations relating to the Acquisition.
22.21	Federal Reserve Regulations

The Borrower shall and the Guarantor shall ensure that the Borrower shall use each Loan without violating Regulations T, U and X.

22.22	Compliance with U.S. Regulations

Each of the Borrower and the Guarantor shall ensure that:
(a)	no Obligor shall become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act; and

(b)	the making of any Loan, the application of the proceeds or repayment of any Loan or the consummation of the other transactions contemplated by this Agreement will not violate any provision of such act or any rule, regulation or order of the Securities and Exchange Commission under the 1940 Act.
22.23	ERISA
(a)	Each of the Borrower and the Guarantor shall ensure that neither it nor any ERISA Affiliate will maintain, contribute to, or have any liability, contingent or otherwise, with respect to:
(i)	a pension plan (as defined in section 3(3) of ERISA) that is or was subject to Title IV of ERISA; or

(ii)	any employee welfare benefit plan (as defined in section 3(1) of ERISA) that provides for coverage following an employee’s termination of employment except as required pursuant to COBRA or a State law that is similar to COBRA.
(b)	Each of the Guarantor and the Borrower shall ensure that neither it nor any ERISA Affiliate, has ever maintained, contributed to, or had any liability, contingent or otherwise, with respect to a pension plan (as defined in section 3(3) of ERISA) that is or was subject to Title IV of ERISA.

(c)	Each of the Guarantor and the Borrower shall ensure that neither it nor an ERISA Affiliate maintains, contributes to, or has any liability, contingent or otherwise, with respect to any employee welfare benefit plan (as defined in section 3(1) of ERISA) that provides for coverage following an employee’s termination of employment except as required pursuant to COBRA or a State law that is similar to COBRA.

(d)	In connection with the Acquisition, the Tender Offer and the Merger Agreement, each Obligor shall take all steps necessary, including but not limited to informal and formal submissions and other steps, to ensure that transactions contemplated under the Tender Offer and the Merger Agreement, and any transactions contemplated by the Finance Documents (including the extension of the Facility to the Borrower by the Lenders), are approved as necessary by the Government of the United States of America, including the Committee on Foreign Investment in the United States of America.
22.24	Anti-Terrorism Laws
(a)	Each of the Borrower and the Guarantor shall ensure that no Obligor nor any Affiliate thereof:
(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.
(b)	Each of the Borrower and the Guarantor shall ensure that each Obligor and each of its Affiliates thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

(c)	Each of the Borrower and the Guarantor shall ensure that no Obligor will be, for any reason after consummation of the transactions contemplated by the Transaction Documents and application of a Loan, a Restricted Party or in violation of any Anti-Terrorism Law.

(d)	Each of the Borrower and the Guarantor shall ensure that application of proceeds of the Loans will not violate any Anti-Terrorism Law.

(e)	Each of the Borrower and the Guarantor shall ensure that no part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
22.25	Net Worth

The Guarantor shall ensure that all times during the term of the Guarantee, it shall maintain sufficient Net Worth to enable it to perform its obligations under the Guarantee in accordance with all applicable laws and regulations, including without limitation the ODI Regulations and, without requiring prior RBI approval.

22.26	Filings
(a)	The Guarantor shall, within 30 days from (and including) the date of this Agreement, file (through its authorised dealer) Form ODI, duly accepted by its authorised dealer, with the RBI as required under (Indian) Foreign Exchange Management Act, 1999 and shall comply with all applicable laws, regulations, directions, notifications, circulars and guidelines issued by the RBI and/or the Government of India.

(b)	The Guarantor shall, if requested by the Agent, file and/or re-file Form ODI in respect of the Guarantee with its authorised dealer to the satisfaction of the Agent.
22.27	ODI Regulations

The Guarantor shall be in compliance with the ODI Regulations at all times. The Guarantor confirms that it is not on the list of defaulters issued by the RBI or the Credit Information Bureau (India) Limited issued from time to time nor under any investigation by any investigation or enforcement agency or other regulatory body.

22.28	Shareholding

Each Obligor shall ensure that a Change of Control does not occur.

23	Events of Default

Each of the events or circumstances set out in the following sub-clauses of this clause 23 (other than clause 23.20 (Acceleration)) is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.
23.2	Financial covenants

Any requirement of clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

An Obligor does not comply with any provision of the Transaction Documents (including, for clarification purposes, clauses 8.4 (Interest pending security creation) and 17 (Security)) (other than those referred to in clause 23.1 (Non-payment) and clause 23.2 (Financial covenants).

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Transaction Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Transaction Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default
(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).
23.6	Insolvency
(a)	An Obligor is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.
23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor other than a solvent liquidation or reorganisation of any Obligor permitted by this Agreement;

(b)	a composition, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, receiver and manager, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.
23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor.

23.9	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents to which it is a party.

(b)	Any Transaction Document, or any obligation of any Obligor under any Transaction Document, is not or ceases to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Transaction Documents.

(c)	Any Transaction Document or any Transaction Security ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.
23.10	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

23.11	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

23.12	Repudiation

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

23.13	Litigation

Any litigation, alternative dispute resolution, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or its assets which might have a Material Adverse Effect.

23.14	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

23.15	Security Documents

Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

23.16	Security In Jeopardy

If, in the opinion of the Majority Lenders, any assets held by the Security Trustee or any other person for the benefit of Finance Parties as security for the Facility is in jeopardy, under threat or ceases to have effect.

23.17	Management Authority

The board of directors of an Obligor as at the date of the Agreement is wholly or substantially displaced or has its authority curtailed.

23.18	Cessation of Listing

Any shares of the Guarantor cease to be listed on the Bombay Stock Exchange and/or the National Stock Exchange of India or are suspended from trading for more than five consecutive days as a result of any act or omission of the Guarantor or any of its directors, officers or agents which constitutes a breach by the Guarantor of:
(a)	any regulation(s) governing the listing of the Guarantor’s shares on the Bombay Stock Exchange and/or the National Stock Exchange of India; and/or

(b)	the listing agreement entered into by the Guarantor with the Bombay Stock Exchange and/or the National Stock Exchange of India.
23.19	Change of Control

There occurs, a Change of Control.

23.20	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise and direct the Security Trustee and/or or any other person(s) that has been appointed to hold the Charged Property for and on behalf of the Finance Parties to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9 — CHANGES TO PARTIES
24	Changes to the Lenders

24.1	Assignments and transfers by the Lenders

Subject to this clause 24, a Lender (the Existing Lender) may:
(a)	assign any of its rights;

(b)	transfer any of its rights and obligations; or

(c)	participate or sub-participate (on a disclosed or undisclosed basis) any of its rights and obligations, under any Finance Document to another bank or financial institution (the New Lender).

24.2	Conditions of assignment or transfer
(a)	The consent of the Borrower is not required for any assignment, transfer, participation or sub-participation by an Existing Lender.

(b)	The Agent shall notify the Borrower in writing of any proposed assignment or transfer as soon as reasonably practicable prior to the proposed date of assignment or transfer provided that no such notification shall be required on and following the occurrence of an Event of Default.

(c)	An assignment will only be effective on:
(i)	Compliance with sub-clause 24.2(b) above;

(ii)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(iii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(d)	In relation to any assignment or transfer by an Existing Lender under this clause 24, the relevant New Lender agrees to be bound by any consent, waiver or decision given or made by such Existing Lender in connection with the Finance Documents prior to such assignment or transfer.

(e)	A transfer will only be effective on compliance with sub-clause 24.2(b) above and if the procedure set out in clause 24.5 (Procedure for transfer) is complied with.

(f)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(g)	The Agent shall notify the Borrower in writing as soon as reasonably practicable, following any assignment or transfer.

(h)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax gross-up and indemnities) or clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,500 or such other amount as may be agreed between the New Lender and the Existing Lender.

24.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security;

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
24.5	Procedure for transfer
(a)	Subject to the conditions set out in clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 24.5(b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date, to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement:
(i)	each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Transaction Agents, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves under this Agreement, and by reason of the security trust established in relation to the Security Documents in respect of the Security Property, as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Transaction Agents, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender” for the purposes of all the Finance Documents.
(c)	On the Transfer Date, to the extent that in the Assignment Agreement the Existing Lender seeks to assign its right and be released from its obligations under the Finance Documents:
(i)	the Existing Lender shall assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender shall be released from further obligations towards the Obligors and the other Finance Parties under the Finance Documents and rights of the Obligors and the other Finance Parties against the Existing Lender under the Finance Documents shall be cancelled (being the Discharged Obligations) (but the obligations owed by the Obligors under the Finance Documents shall not be released);

(iii)	the New Lender shall assume obligations towards each of the Obligors, and the Obligors shall acquire rights against the New Lender, which differ from the Discharged Obligations only insofar as the New Lender has assumed the same in place of the Existing Lender;

(iv)	the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Security Trustee, the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

(v)	the New Lender shall become a Party to the Finance Documents as a “Lender” and will be bound by obligations equivalent to the Discharged Obligations.
24.6	Procedure for assignment
(a)	Subject to the conditions set out in clauses 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with clause 24.6(c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing

Lender and the New Lender. The Agent shall, subject to clause 24.6(c) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)	Lenders may utilise procedures other than those set out in this clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the Borrower unless it is in accordance with clauses 24.5(a) to 24.5(c) (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 24.2 (Conditions of assignment or transfer).
24.7	Copy of Transfer Certificate or Assignment Agreement to the Borrower and the Guarantor

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower and the Guarantor a copy of that Transfer Certificate or Assignment Agreement.

24.8	Authorisation of Agent

Each Party irrevocably authorises the Agent to execute any Transfer Certificate or Assignment Agreement on its behalf, without any further consent of, or consultation with, such Party.

24.9	Disclosure of information

Any Lender may disclose to:
(a)	any of its Affiliates;

(b)	its head office and any other branch;

(c)	any other Finance Party;

(d)	any of its professional advisers and other persons providing services to it;

(e)	any person(s) permitted by any Obligor;

(f)	the following Government Agencies in India;
(i)	the RBI;

(ii)	Credit Information Bureau (India) Limited;

(iii)	the India Registrar of Companies; and

(iv)	the India Sub-Registrar and/or the land authority of India;
(g)	any person to whom, and to the extent that, information is required to be disclosed for use in any litigation, arbitration or administrative proceedings; and

(h)	any other person:
(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation (including the Banking Act (CAP.19) of Singapore), competent court or tribunal;

(iv)	any regulatory, supervisory, governmental or quasi-governmental authority which has jurisdiction over a Finance Party; or

(v)	any liquidator, receiver, receiver and manager, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any of its assets, any information about any Obligor, the Group, the Transaction Documents, the Acquisition, the Tender Offer and the Merger Agreement as that Lender shall consider appropriate. This clause 24.9 supersedes any previous agreement between the Obligors and any Finance Party relating to confidentiality of such information
24.10	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this clause 24.10, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation and warranty made by a New Lender in respect of its eligibility as a Lender.

25	Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Transaction Documents unless such assignment or transfer is as a result of or consequence of the Permitted Merger and the prior written consent of the Agent has been obtained to such assignment or transfer.

SECTION 10 — THE FINANCE PARTIES
26	Role of the Agent, the Security Trustee and the Arranger

26.1	Appointment of the Agent
(a)	Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
26.2	Appointment of the Security Trustee
(a)	The Lenders may request for any person to accede to this Agreement in the capacity as “Security Trustee”. The accession of such person as “Security Trustee” shall be completed when:
(i)	such person has delivered to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has executed an otherwise duly completed Accession Deed.
(b)	The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Accession Deed appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Accession Deed.

(c)	Each Party irrevocably authorises the Agent to execute the Accession Deed on its behalf, without any further consent of, or consultation with, such Party.

(d)	The Agent shall promptly notify the Lenders and each Obligor upon the accession of any person to this Agreement in the capacity of “Security Trustee”.

(e)	Each Finance Party (other than the Security Trustee) shall from the Accession Date be deemed to appoint the Security Trustee to act as its security agent and trustee under and in connection with the Finance Documents and to hold the Security Property on trust for the benefit of the Finance Parties on the terms of this Agreement and the Security Documents to which it is a party.

(f)	Each Finance Party (other than the Security Trustee) authorises the Security Trustee:
(i)	to exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions;

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.
(g)	The Security Trustee accepts its appointment under clause 26.2(e) above as trustee of the Security Property with effect from the Accession Date to hold the Security Property on trust for itself and the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in this Agreement and the Security Documents to which it is a party.

(h)	With effect from the date of the Accession Date, the provisions of Schedule 8 (Security Trustee provisions) in relation to the Security Trustee shall bind each Party.
26.3	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent shall promptly send to the Security Trustee such information or direction as the Security Trustee may require pursuant to paragraph 3 (Finance Parties to provide information) of Schedule 8 (Security Trustee provisions).

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no other duties save as expressly provided for in the Finance Documents.
26.4	Duties of the Security Trustee
(a)	The Security Trustee shall promptly inform the Agent of the contents of any notice or document or payment received by it (in its capacity as security trustee and/or trustee for the Finance Parties) from the Borrower under any Finance Document.

(b)	Except where a Finance Document specifically provides otherwise, the Security Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to the Agent.

(c)	If the Security Trustee receives notice from any Party referring to a Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Agent.

(d)	Each Party agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which the Security Trustee is party (and no others shall be implied).
26.5	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.6	No fiduciary duties
(a)	Nothing in this Agreement constitutes a Transaction Agent or the Arranger as a trustee or fiduciary of any other person (except in the case of a Transaction Agent, to the extent expressly provided in clause 26.1 (Appointment of the Agent) or, as the case may be, clause 26.2 (Appointment of the Security Trustee)).

(b)	None of the Transaction Agents and the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
26.7	Business with the Group

Each Transaction Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.8	Rights and discretions of the Agent
(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by an Obligor (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the other Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.
26.9	Rights and discretions of the Security Trustee
(a)	The Security Trustee may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Security Trustee may assume (unless it has received notice to the contrary from the Agent) that:
(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any party to any Finance Document, the Majority Lenders or any other person has not been exercised; and

(iii)	(if it receives any instructions or directions from the Agent to take any action in relation to any Transaction Security) all applicable conditions under the Finance Documents for taking that action have been satisfied.
(c)	The Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Security Trustee may act in relation to the Finance Documents through its personnel and agents.

(e)	The Security Trustee may disclose to any other Party any information it reasonably believes it has received as security trustee and/or trustee under any Finance Document.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
26.10	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent (including giving instructions to the Security Trustee) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders to the Agent (in relation to any right, power, authority or discretion vested in it as Agent) will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under clause 26.10(d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of, or while awaiting, instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 26.10(e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.
26.11	Agent’s instructions to the Security Trustee
(a)	Unless a contrary indication appears in a Finance Document, the Security Trustee shall exercise any right, power, authority or discretion vested in it as Security Trustee in accordance with any instructions given to it by the Agent (or, if so instructed by the Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Trustee) and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Finance Parties in accordance with the terms of the Finance Documents and (ii) (unless it has received actual notice of revocation) any instructions or directions given by the Agent have not been revoked. The Security Trustee shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Agent. The Security Trustee shall not be obliged to act in accordance with the instructions given by any or all of the Finance Parties (other than the Agent).

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Agent to the Security Trustee in accordance with clause 26.11(a) above, will be binding on the Finance Parties.

(c)	The Security Trustee shall be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it.

(d)	The Security Trustee shall be entitled to carry out all dealings with the other Finance Parties through the Agent and may give to the Agent any notice or other communication required to be given by the Security Trustee to any or all of the other Finance Parties.

(e)	The Security Trustee may refrain from acting in accordance with the instructions of the Agent or under clause 26.11(f) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with such instructions.

(f)	In the absence of, or while awaiting, instructions from the Agent, (including in exceptional circumstances where time does not permit the Agent obtaining instructions from the Lenders and urgent action is required) the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

(g)	The Security Trustee is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s prior written consent) in any legal or arbitration proceedings relating to any Finance Document but this is without prejudice to clauses 26.11(a) and (f) above, including without prejudice to the right to enforce the Security Documents in accordance with these clauses.
26.12	Responsibility for documentation

None of the Transaction Agents and the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Transaction Agent, the Arranger, an Obligor or any other person given in or in connection with any Transaction Document;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document or Transaction Security;

(c)	is responsible for any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(d)	is responsible to ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;

(e)	is responsible to investigate or make any enquiry into the title of any Obligor to any of the Security;

(f)	is responsible for the failure to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Security;

(g)	is responsible (save as otherwise provided in this clause 26) for taking or omitting to take any other action under or in relation to the Security Documents; or

(h)	(in respect of the Agent only) is responsible on account of the failure of the Security Trustee to perform or discharge any of its duties or obligations under the Security Documents.
26.13	Exclusion of liability
(a)	Without limiting clause 26.13(b) below, no Transaction Agent be liable for any action taken by it or omitting to take action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than a Transaction Agent) may take any proceedings against any officer, employee or agent of that Transaction Agent in respect of any claim it might have against that Transaction Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Transaction Agent may rely on this clause subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	A Transaction Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Transaction Agent if that Transaction Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Transaction Agent for that purpose.

(d)	Nothing in this Agreement shall oblige any Transaction Agent or the Arranger to conduct any “know your customer” or other procedures in relation to any person on behalf of any Lender and each Lender confirms to each Transaction Agent and the Arranger that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by any Transaction Agent or the Arranger.

(e)	Notwithstanding any other term or provision of this Agreement to the contrary, the Transaction Agents shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, even if the Transaction Agents are actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence or otherwise. The provisions of this clause 26.13(e) shall survive the termination or expiry of this Agreement or the resignation or removal of the Transaction Agents.
26.14	Additional protection for the Security Trustee in relation to Transaction Security
(a)	The Security Trustee shall not be responsible for any unsuitability, inadequacy or unfitness of any Security for any or all of the obligations under the Security Documents and shall not be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of any Security for any or all of the obligations under the Security Documents.

(b)	The Security Trustee shall not be responsible for investigating, monitoring or supervising the observance or performance by any person in respect of the Security Documents or otherwise.

(c)	Without prejudice to the obligations of the Borrower relating to insurance under the Finance Documents, the Security Trustee shall not be under any obligation to insure the Transaction Security or any deeds or documents of title or other evidence in respect of the Transaction Security or to require any other person to maintain any such insurance or monitor the adequacy of any such insurance and shall not be responsible for any liability which may be suffered as a result of the lack of or inadequacy of any such insurance.

(d)	The Security Trustee shall not be obliged (whether or not directed by the Finance Parties) to perfect the legal title to the Transaction Security in its name or any of the related collateral security if, in its opinion, such perfection would or might result in the Security Trustee becoming liable to or incurring any obligation to an Obligor under the Transaction Security or any of the related collateral security and/or in its opinion, there is or would be insufficient cash to discharge, in accordance with the provisions of the Security Documents, such liabilities or obligations as and when they arise.
26.15	Lenders’ indemnity to the Transaction Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Transaction Agent, within three Business Days of demand, against any cost, loss or liability incurred by that Transaction Agent (otherwise than by reason of that Transaction Agent’s gross negligence or wilful misconduct) in acting as Transaction Agent under the Finance Documents (unless that Transaction Agent has been reimbursed by an Obligor pursuant to a Finance Document).
26.16	Resignation of the Transaction Agents
(a)	A Transaction Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively a Transaction Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Transaction Agent.

(c)	If the Majority Lenders have not appointed a successor Transaction Agent in accordance with clause 26.16(b) above within 30 days after notice of resignation was given, the retiring Transaction Agent (after consultation with the Borrower) may appoint a successor Transaction Agent.

(d)	The retiring Transaction Agent shall make available to the successor Transaction Agent such documents and records and provide such assistance as the successor Transaction Agent may reasonably request for the purposes of performing its functions as Transaction Agent under the Finance Documents.

(e)	At any time after the appointment of a successor, the retiring Security Trustee shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Trustee pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Trustee.

(f)	The resignation notice of a Transaction Agent shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor Transaction Agent, the retiring Transaction Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to a Transaction Agent, require it to resign in accordance with clause 26.16(b) above. In this event, that Transaction Agent shall resign in accordance with clause 26.16(b) above.
26.17	Confidentiality
(a)	In acting as agent and/or (in the case of the Security Trustee) trustee for the Finance Parties, each Transaction Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of a Transaction Agent, it may be treated as confidential to that division or department and that Transaction Agent shall not be deemed to have notice of it.
26.18	Relationship with the Lenders
(a)	Subject to clause 29.2 (Distributions by the Agent), each Transaction Agent may treat each Lender as a Lender, entitled to payments under the Finance Documents and acting through its Facility Office unless it has received not less than five Business Days prior notice from (in the case of the Agent) that Lender or (in the case of the Security Trustee) the Agent to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.
26.19	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Transaction Agents and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by any Transaction Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
26.20	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender or any bank approved by the Majority Lenders to replace that Reference Bank.

26.21	Management Time of a Transaction Agent

Any amount payable to a Transaction Agent under clause 14.3 (Indemnity to the Transaction Agents), clause 16 (Costs and expenses) and clause 26.15 (Lenders’ indemnity to the Transaction Agents) shall include the cost of utilising that Transaction Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Transaction Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to that Transaction Agent under clause 11 (Fees).

26.22	Deduction from amounts payable by a Transaction Agent

If any Party owes an amount to a Transaction Agent under the Finance Documents any Transaction Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Transaction Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.23	Common parties

Notwithstanding that the Agent and the Security Trustee may from time to time be the same entity, the Agent and the Security Trustee have entered into the Finance Documents (to which they are party) in their separate capacities as agent for the Finance Parties or (as appropriate) security agent and trustee for the Finance Parties provided that, where any Finance Document provides for the Agent or Security Trustee to communicate with or provide instructions to the other, while the two parties in question are the same entity, it will not be necessary for there to be any such formal communication or instructions notwithstanding that the Finance Documents provide in certain cases for the same to be in writing.

27	Conduct of business by the Finance Parties

27.1	Finance Parties tax affairs

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
28	Sharing among the Finance Parties

28.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 29.5 (Partial payments).
28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 29.5 (Partial payments).
28.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 28.3(a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that

Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
28.5	Exceptions
(a)	This clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11 — ADMINISTRATION
29	Payment mechanics

29.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to clause 29.10 (Payment to the Security Trustee)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.
29.2	Distributions by the Agent
(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 29.3 (Distributions to an Obligor) and clause 29.4 (Clawback) and clause 29.10 (Payment to the Security Trustee) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date Provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to clause 24 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.
29.3	Distributions to an Obligor

A Transaction Agent may (with the consent of the Obligor or in accordance with clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback
(a)	Where a sum is to be paid to a Transaction Agent under the Finance Documents for another Party, that Transaction Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If a Transaction Agent pays an amount to another Party and it proves to be the case that that Transaction Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to that Transaction Agent together with interest on that amount from the date of payment to the date of receipt by that Transaction Agent, calculated by that Transaction Agent to reflect its cost of funds.
29.5	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligors (or any of them) under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Transaction Agents under the Finance Documents;

(ii)	secondly, in or towards payments to the Lenders pro rata of any amount owing to the Lenders under clause 26.15 (Lenders’ indemnity to the Transaction Agents);

(iii)	thirdly, in or towards payment pro rata of any accrued interest, fee (other than as provided in clause 29.5(a)(i) above) or commission due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Lenders, vary the order set out in clauses 29.5(a)(ii) to (v) above.

(c)	Clauses 29.5(a) and (b) above will override any appropriation made by an Obligor.
29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under clause 29.7(a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
29.8	Currency of account
(a)	Subject to clauses 29.8(b) and (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

(d)	All moneys received or held by the Security Trustee or by a Receiver under a Security Document in a currency other than US Dollars may be sold for US Dollars and the Obligor which executed that Security Document shall indemnify the Security Trustee against the full cost in relation to the sale. Neither the Security Trustee nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.
29.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in,

the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
29.10	Payments to the Security Trustee

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Trustee may require:
(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document, in each case as the Security Trustee may direct for application in accordance with the terms of the paragraph 2 (Order of application) of Schedule 8 (Security Trustee provisions).

30	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31	Notices

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower or the Guarantor, that identified with its name below;

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of each Lender, the Security Trustee or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of a Transaction Agent (other than the Security Trustee), that identified with its name below, or any substitute address, fax number or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to a Transaction Agent will be effective only when actually received by that Transaction Agent and then only if it is expressly marked for the attention of the department or officer identified in the Accession Deed (in the case of the Security Trustee) and with the Agent’s signature below (in the case of the Agent) (or any substitute department or officer as that Transaction Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.
31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties as appropriate.

31.5	Electronic communication
(a)	Any communication to be made between a Transaction Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if that Transaction Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between a Transaction Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to a Transaction Agent only if it is addressed in such a manner as that Transaction Agent shall specify for this purpose.
31.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
32	Calculations and certificates

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35	Amendments and waivers

35.1	Required consents
(a)	Subject to clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the written consent of the Agent (acting on the instructions of the Majority Lenders) and the relevant Obligor who is a party to the relevant Finance Document which is being amended and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may (or in the case of Security Documents, instruct the Security Trustee or any other relevant person(s) to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.
35.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or the Additional Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or Guarantor or release of any Obligor;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	clause 2.2 (Finance Parties’ rights and obligations), clause 24 (Changes to the Lenders), clause 28.1(Payments to Finance Parties) or this clause 35;

(viii)	the order of distribution under clause 29.5 (Partial payments);

(ix)	the currency in which any amount is payable under any Finance Document;

(x)	the nature or scope of the Charged Property (other than resulting from the enforcement of the Security Documents) or the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(xi)	the release of any Transaction Security unless (i) permitted or required under this Agreement or any other Finance Document, (ii) pursuant to or in connection with any enforcement of the Security Documents or (iii) relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of a Transaction Agent or the Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of that Transaction Agent or the Arranger as the case may be.

(c)	Notwithstanding clauses 35.1 (Required consents) and 35.2 (Exceptions), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.
35.3	Releases

Except with the approval of the Lenders or as is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Trustee and/or any other person(s) that has been appointed to hold the Charged Property for and on behalf of the Finance Parties to release:
(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.
36	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12 — GOVERNING LAW AND ENFORCEMENT
37	Governing law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by English law.

38	Enforcement
38.1	Jurisdiction of English courts
(a)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).
(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	This clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
38.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
(a)	irrevocably appoints Progress Corporate Services Private Limited at its registered office address as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
38.3	Waiver of immunity
Each of the Borrower and the Guarantor waives generally all immunity it or its assets or revenues may otherwise have now or in the future in any jurisdiction, including immunity in respect of:
(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and
(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the attachment or sale of any of its assets and revenues.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders

Name of Original Lender	Commitment

DBS Bank Ltd, Singapore US$30,000,000

Schedule 2
Conditions
Part I — Conditions Precedent
1 Obligors
(a)	A certified true copy of the constitutional documents of each Obligor.
(b)	A certified true copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute and deliver the Finance Documents to which it is a party on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)	A certificate of each Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments or granting of security to secure the obligations under the Finance Documents would not cause any borrowing, guaranteeing, granting of security or similar limit (including, if applicable, such limit set out in the, the Guarantor Guarantee Requirements) binding on it to be exceeded.
(e)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
(f)	A certificate (signed by an authorised signatory of each Obligor) setting out a list of all the directors and officers (together with their respective designation) of that Obligor.
(g)	A certificate of an authorised signatory of each Obligor confirming that each of the representations and warranties made by that Obligor in this Agreement are true in all material respects.
(h)	Evidence that each director of the Guarantor has obtained “Directors Identification Number” and Corporate Identification Number” in accordance with the Indian Bank’s Association Circular (No. DB/LEG/MCA-21/944) dated 17 April 2006.
(i)	A certificate issued by the statutory auditors of the Guarantor confirming/certifying that:
(i)	the total value of the Guarantee together with all previous investments and/or loans made and/or guarantees given by the Guarantor does not exceed any guaranteeing limit binding upon the Guarantor and the guaranteed amounts under the Guarantee would not cause any guaranteeing or similar limit binding on the Guarantor to be exceeded;
(ii)	the Guarantor has sufficient Net Worth for the Guarantee to be provided;

(iii)	the financial commitment of the Guarantor in the Borrower is in compliance with all applicable laws and is within the qualitative and quantitative limits set out by the RBI in its currently applicable circulars;
(iv)	Section 372A of the Companies Act 1956 of India does not apply to the Guarantee on the basis that the Borrower is a wholly owned subsidiary of the Guarantor; and
(v)	all Taxes (including stamp duty) payable in India in connection with the execution and performance of the Guarantee have been paid.
2 Finance Documents
(a)	A duly executed original copy of this Agreement.
(b)	A duly executed original copy of the Demand Promissory Note.
(c)	A duly executed original copy of each Fee Letter.
3 Legal opinions
(a)	A legal opinion in relation to English law from legal advisers to the Arranger, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(b)	A legal opinion in relation to Indian law from legal advisers to the Arranger, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(c)	A legal opinion in relation to the laws of the state of Delaware, United States of America from legal advisers to the Borrower in the form distributed to the Original Lenders prior to signing this Agreement.
4 Other documents and evidence
(a)	Evidence that any process agent referred to in clause 38.2 (Service of process) has accepted its appointment.
(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(c)	A copy, certified as a true copy by the Guarantor of the Original Financial Statements of the Guarantor.
(d)	Evidence of the Borrower’s paid up share capital.
(e)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.
(f)	Such documents and/or evidence of steps taken as may be deemed necessary or desirable by, acting reasonably, the Agent or the Arranger (or any legal counsel to the foregoing).
(g)	A certificate signed by an authorised signatory or signatories (acceptable to the Agent) of the Guarantor certifying that the financial commitment required by the Guarantor to meet the maximum amount of its guarantee obligations specified in clause 18 (Guarantee and Indemnity) is no more than four hundred per cent. (400%) of the Guarantor’s Net Worth.
(h)	A copy of a letter from the Guarantor’s statutory auditors certifying that as on 31 March 2010 the Guarantor has sufficient Net Worth for the purposes of the Guarantor Guarantee Requirements in order to provide the Guarantee.

(i)	Lien searches against the Borrower and the Target, showing that no liens exists save for the Existing Security.
5 Acquisition
(a)	A due diligence report from Ernest & Young and addressed to the Agent (for and on behalf of the Finance Parties) in respect of the Target.
(b)	A certified copy of the Merger Agreement.
(c)	A copy of the board resolutions of the Guarantor and the Borrower:
(i)	approving the Acquisition;
(ii)	approving the terms of, and the transactions contemplated by, the Merger Agreement and resolving that it execute the Merger Agreement;
(iii)	authorising a specified person or persons to execute the Merger Agreement on its behalf; and
(iv)	authorising a specified person or persons, on its behalf to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Merger Agreement.
(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

Part II — Security related documents
1. General
1.1	A certified true copy of the constitutional documents of the Borrower or confirmation that there has been no change to the constitutional documents of the Borrower to those delivered under Part I of this Schedule 2 since the date of delivery, in the event the Security is being created after the initial Utilisation Date.
1.2	A certified true copy of the conditional documents of the Target.
1.3	A copy of a resolution of the board of directors of the Target and the Borrower:
(a)	approving the terms of, and the transactions contemplated by, the Security Documents and resolving that it execute the Security Documents;
(b)	authorising a specified person or persons to execute and deliver the Security Documents on its behalf; and
(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Security Documents.
1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraphs 1.3(b) and 1.3(c) above.
1.5	A certificate of an authorised signatory of the Borrower and the Target certifying that each copy document relating to it specified in this Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Security Documents.
1.6	A certificate of Target (signed by a director) confirming that securing the Total Commitments would not cause any security or similar limit binding on it to be exceeded.
2. Security Documents
2.1	Evidence that the Debenture and the Borrower Share Pledge (each in the form required by clause 17 (Security)) have been duly executed and all formalities, filings (including UCC financing statements), registrations etc. that are required to be complied with and all stamp, registration duties and charges that are required to be paid in connection therewith have been complied with or paid to the satisfaction of the Agent.
2.2	All notices required to be sent under the Debenture and the Borrower Share Pledge duly acknowledged by the addressee.
2.3	Original stock certificates of the Target, together with undated stock powers executed in blank.
2.4	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Debenture and the Borrower Share Pledge or for the validity and enforceability of the Debenture and the Borrower Share Pledge.
2.5	Evidence that all Taxes (including stamp duty) payable in the United States of America in connection with the execution, performance and/or enforcement of the Debenture and the Borrower Share Pledge have been paid.
2.6	Evidence that the Security Trustee or any other person(s) appointed by the Finance Parties to hold the Charged Property for and on their behalf, has been named as co-insured and/or loss payee in respect of each Relevant Insurance Policy and that all premia in respect of the Relevant Insurance Policies have been paid.
2.7	Approval of any regulatory, statutory or other authorities in the country of incorporation of the Borrower and the Target, or any other relevant jurisdiction, if required for the creation of Security as per the terms of this Agreement.
2.8	Confirmation that all other acts required to be done in order to perfect the Debenture and the Borrower Share Pledge have been performed.
2.9	A legal opinion in relation to the laws of the state of Delaware, United States of America from legal counsel to the Borrower acceptable to the Majority Lenders and in form and substance satisfactory to the Majority Lenders.
2.10	A legal opinion in relation to the laws of the state of New York, United States of America from legal counsel to the Borrower acceptable to the Majority Lenders and in form and substance satisfactory to the Majority Lenders.
2.11	If required by the Lenders:
(a)	the Accession Deed duly executed by a person nominated by the Lenders in accordance with clause 26.2 (Appointment of the Security Trustee);
(b)	an inter-creditor agreement and/or security sharing agreement and/or security trustee appointment agreement or any similar agreement(s) between (inter alia), the Borrower, the Lenders and any other bank or financial institution that will benefit from the Borrower Share Pledge and the Debenture as consideration for providing Financial Indebtedness to the Borrower and/or the Guarantor for financing (in part) the acquisition of the issued share capital of the Target; and
(c)	evidence that all applicable Finance Documents have been or will be amended (in form and substance satisfactory to Lenders).
2.12
(a)	lien searches against the Borrower and the Target showing that no liens exist save for the Existing Security and evidence that an inter-creditor agreement and/or security sharing agreement and/or security trustee appointment agreement or any similar agreement(s) between (inter alia), the Target, the Lenders and Silicon Valley Bank, in form and substance satisfactory to the Agent; or
(b)	lien searches against the Borrower and the Target showing that no liens exist and evidence that all amounts under the Silicon Valley Facility Agreement have been paid and discharged in full and all Security granted by the Target in favour of Silicon Valley Bank has been unconditionally released and discharged.
2.13	If requested by the Lenders, a landlord waiver(s) in form and substance satisfactory to the Lenders with respect to any location where the assets the subject of the Debenture are located.
2.14	If requested by the Lenders, a first priority mortgage from the Target on any fee or leasehold real property interest owned by the Target and a mortgagee title insurance policy, survey and such other legal opinions and related agreements, as requested by, each all in form and substance acceptable to, the Lenders.

Schedule 3
Requests
Part I
Utilisation Request
From: [Borrower]
To: [Agent]
Dated:
Dear Sirs
Jolt Acquisition Company- US$30,000,000 Facility Agreement
dated [          ] (the “Facility Agreement”)
1	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.
2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility
3	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4	The proceeds of this Loan should be credited to [account].
5	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Jolt Acquisition Company

Part II
Selection Notice
From: [Borrower]
To: [Agent]
Dated:
Dear Sirs
Jolt Acquisition Company- US$30,000,000 Facility Agreement
dated [          ] (the “Facility Agreement”)
1	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement shall have the same meaning in this Selection Notice.

2	We refer to the following Loan[s] with an Interest Period ending on [ ]*.

3	We request that the next Interest Period for the above Loan[s] is [ ]].

4	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
Jolt Acquisition Company

*	Insert details of all Loans which have an Interest Period ending on the same date.

Schedule 4
Form of Transfer Certificate
To: [     ] as Agent
From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
Jolt Acquisition Company- US$30,000,000 Facility Agreement
dated [     ] (the “Facility Agreement”)
1	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate.
2	We refer to clause 24.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 24.5 (Procedure for transfer).
(b)	The proposed Transfer Date is [ ].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 31.2 (Addresses) are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clauses 24.4(a) and (c) (Limitation of responsibility of Existing Lenders).
4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred
Transfer Details:
Nature: [insert description of facility(ies) transferred]

Final Maturity:	[ ]

Participation Transferred

Commitment Transferred

Drawn Amount:	[ ]

Undrawn Amount:	[ ]

Administration Details:

New Lender’s Receiving Account:	[ ]

Process Agent:	[ ]

Address:	[ ]

Telephone:	[ ]

Facsimile:	[ ]

Telex:	[ ]

Attn/Ref:	[ ]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [     ].
[Agent]
By:

Schedule 5
Form of Compliance Certificate
To: DBS Bank Ltd, Singapore as Agent
From: Opto Circuits (India) Limited
Dated:
Dear Sirs
Jolt Acquisition Company-US$30,000,000 Facility Agreement
dated [     ] (the “Facility Agreement”)
1	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.
2	We confirm that: [Insert details of covenants to be certified including calculations]
3	[We confirm that no Default is continuing.]*

Signed:	Director	Director
	of	of
	Opto Circuits (India) Limited	Opto Circuits (India) Limited
for and on behalf of
[name of auditors of the Opto Circuits (India) Limited]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 6
Existing Security and Existing Indebtedness
Secured Financial Indebtedness

Total Principal
Amount of
	Name of		Existing	Indebtedness
Name of Obligor	creditor	Existing Security	Indebtedness	Secured
Guarantor	DBS Bank Ltd	First ranking pari passu charge over the Guarantor’s movable fixed assets and insurance policies relating to such moveable fixed assets	US$7,000,000 pursuant to a facility agreement dated 19 February 2009	US$7,000,000

Guarantor	DBS Bank Ltd	First ranking pari passu charge over the Guarantor’s current assets	Rs.1,100,000,000 pursuant to a facility agreement dated 18 February 2010	Rs.1,110,000,000

Guarantor	HDFC Bank Ltd	First ranking pari passu charge over the Guarantor’s current assets	Rs.500,000,000 pursuant to a facility agreement dated 2 August 2010	Rs.500,000,000

Guarantor	State Bank of India (Industrial Finance Branch)	First ranking pari passu charge over the Guarantor’s current assets	Rs.1,860,000,000 pursuant to a facility agreement dated 27 November 2009	Rs. 2,360,000,000

Guarantor	Indus Industrial Bank	First ranking pari passu charge over the Guarantor’s current assets	Rs.1,000,000,000 pursuant to a facility agreement dated 18 March 2010	Rs. 1,000,000,000

Borrower	Nil	Nil	Nil	Nil

Target	Silicon Valley Bank	First priority perfected security over substantially all of the Target’s assets	US$3,000,000 pursuant to the Silicon Valley Facility Agreement	US$15,000,000

Target	Dell Financing Services L.P.	Certain computer equipment and software the subject of the master lease	Current value of the computer equipment leased pursuant to the master lease	US$71,159.20

Total Principal
Amount of
	Name of		Existing	Indebtedness
Name of Obligor	creditor	Existing Security	Indebtedness	Secured
		agreement dated 25 February 2010 between the Target and VAR Resources, Inc.	agreement dated 25 February 2010 between the Target and VAR Resources, Inc. valued at US$71,159.20 as at February 2010
Unsecured Financial Indebtedness

	Name of	Existing
Name of Obligor	creditor	Indebtedness
Guarantor	IDBI Bank Ltd	Rs.500,000,000 pursuant to a facility agreement dated 19 January 2010

Schedule 7
Timetables

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (clause 9.1(b) (Selection of Interest Periods))	D-5 11:00 a.m.

Agent notifies the Lenders of the Loan in accordance with clause 5.4(c) (Lenders’ participation)	D-3 11:00 a.m.

LIBOR is fixed	Quotation Day as of 11:00 am London time

Schedule 8
Security Trustee provisions
1 Declaration of trust
(a)	The Security Trustee and each other Finance Party agree that the Security Trustee shall hold the Security Property on trust for the benefit of the Finance Parties on the terms of the Finance Documents.
(b)	Paragraph (a) shall not apply to any Security Document which is expressed to be or is construed to be governed by any law other than English law, Indian law or the laws of the State of New York, United States of America or any Security Property arising under any such Security Document.
2 Order of application
(a)	The Security Trustee agrees to apply the Security Property in accordance with the following respective claims:
(i)	first, as to a sum equivalent to the amounts payable to the Security Trustee under the Finance Documents (excluding any amounts received by the Security Trustee pursuant to clause 26.15 (Lender’s indemnity to the Transaction Agents)) for the Security Trustee absolutely;
(ii)	secondly, as to a sum equivalent to the aggregate amount owing to the Finance Parties actually or contingently (other than the Security Trustee) under the Finance Documents, for those Finance Parties absolutely, and pro-rata to the amounts owing to them under the Finance Documents;
(iii)	thirdly, until such time as the Security Trustee is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Trustee on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this paragraph 2 as and when such amounts later fall due;
(iv)	fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and
(v)	fifthly, as to the balance (if any) for the Obligors absolutely pro-rata to the respective amounts paid, received or recovered from each of them always.
(b)	The Security Trustee shall make each application as soon as is practicable after the relevant monies are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Trustee (acting on the instructions of the Agent) or any administrator/receiver and manager may credit any monies received by it to a suspense account for so long and in such manner as the Security Trustee or such administrator/receiver and manager may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.
(c)	The Security Trustee shall obtain a good discharge in respect of the amounts expressed to be due to the Finance Parties (other than itself) as referred to in this paragraph 2 by paying such amounts to the Agent for distribution in accordance with clause 29 (Payment mechanics).
3 Finance Parties to provide information
The Finance Parties shall provide the Security Trustee with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Trustee to make the calculations and applications contemplated by paragraph 2 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security

Documents as contemplated by the Security Documents, clause 29.5 (Partial payments) and paragraph 2 (Order of application) above.
4 All enforcement action through the Security Trustee
If the Security Trustee has acceded to this Agreement in accordance with the provisions of clause 26.2 (Appointment of the Security Trustee), none of the other Finance Parties shall have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Security Documents or otherwise have direct recourse to the Security and/or guarantees constituted by any of the Security Documents except through the Security Trustee.
5 Co-operation to achieve agreed priorities of application
The other Finance Parties shall co-operate with each other and with the Security Trustee and any administrator/receiver and manager under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with paragraph 2 (Order of application).
6 Powers and duties of the Security Trustee as trustee of the security
(a)	In its capacity as trustee in relation to the Security Documents, the Security Trustee:
(i)	Powers generally: shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (including Section 25 of the Conveyancing and Law of Property Act (CAP.61) of Singapore) (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any Security Document but so that the Security Trustee may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of the Finance Documents;
(ii)	Power to invest: shall (subject to paragraph 2 (Order of application)) be entitled (in its own name or in the names of nominees) to invest monies from time to time forming part of the Security Property or otherwise held by it as a consequence of any enforcement of the Transaction Security which, in the reasonable opinion of the Security Trustee, it would not be practicable to distribute immediately by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify the same and the Security Trustee shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Trustee’s gross negligence or wilful misconduct;
(iii)	Power to engage agents: may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money) and on the basis that (A) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such employment and (B) the Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Trustee shall have exercised reasonable care in the selection of such agent; and
(iv)	Deposit of documents: may place all deeds, certificates and other documents relating to the property and assets subject to the Security Documents which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Trustee exercising reasonable care or with any firm of solicitors selected by the Security Trustee exercising reasonable care and may make any such arrangements as it thinks fit for allowing the Borrower access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors.
7 Indemnity out of Security Property
Notwithstanding clause 14.3(b) (Indemnity to the Transactions Agents), the rights conferred by such clause are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Security Documents entitling the Security Trustee or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, damages, costs, claims, charges or expenses incurred or suffered by it in connection with any of the Security Documents or the performance of any duties under any of the Security Documents. Nothing contained in this paragraph 7 shall entitle the Security Trustee or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.
8 No duty to collect payments
The Security Trustee shall not have any duty:
(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Property is duly and punctually paid, received or collected; or
(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Property.
9 Perpetuity period
The trusts constituted or evidenced in or by the Finance Documents shall remain in full force and effect until whichever is the earlier of:
(a)	the expiration of a period of 80 years from the date of this Agreement; and
(b)	the first date after both of (i) receipt by the Security Trustee, at any time when it is satisfied that all of the Obligors are solvent, of confirmation in writing from the Agent that there is no longer outstanding any indebtedness (actual or contingent (other than any contingent indebtedness which is fully cash collateralised to the satisfaction of the relevant Finance Party)), and no obligation on any Finance Party to make available any indebtedness, which is secured or guaranteed by or under any of the Security Documents and (ii) all of the Security Documents have been released in accordance with their terms, and the parties to this Agreement declare that the perpetuity period applicable to the Security Documents shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of 80 years from the date of this Agreement.
10 Appropriation
(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Trustee in or towards payment of any particular part of the Unpaid Sum and agrees that the Security Trustee shall have the exclusive right to do so.
(b)	Paragraph (a) above will override any application made or purported to be made by any other person.
11 Unwinding
Any appropriation or distribution which later transpires to have been or is agreed by the Security Trustee to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

12 Undertaking to pay
Each Obligor which is a Party undertakes with the Security Trustee on behalf of the Finance Parties that it will, on demand by the Security Trustee, pay to the Security Trustee all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.
13 Non-recognition of trust
It is agreed by all the parties to this Agreement that:
(a)	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by clause 26.2 (Appointment of the Security Trustee), the relationship of the Security Trustee and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and
(b)	the provisions of clause 26 (Role of the Agent, the Security Trustee and the Arranger) and Schedule 8 (Security Trustee provisions) insofar as they relate to the Security Trustee in its capacity as trustee for the Finance Parties and the relationship between the Finance Parties and the Security Trustee as their trustee may be amended by agreement between the Finance Parties and the Security Trustee. The Security Trustee may amend all documents necessary to effect the alteration of the relationship between the Security Trustee and the Finance Parties and each such other Party irrevocably authorises the Security Trustee in its name and on its behalf to execute all documents necessary to effect such amendments.
14 Inconsistency
If any terms and conditions in any Security Document are inconsistent with the terms of this Schedule 8, the terms of the relevant Security Document shall prevail to the extent of the inconsistency.

Schedule 9
Repayment Schedule

Repayment Date (Months from (and including))
the initial Utilisation Date	Repayment Instalment (US Dollars)
18	3,750,000
24	3,750,000
30	3,750,000
36	3,750,000
42	3,750,000
48	3,750,000
54	3,750,000
60 (Final Maturity Date)	3,750,000
Total	30,000,000

Schedule 10
Form of Accession Deed
From: [name of acceding security trustee]
To: [Agent]
Dated: [date]
Dear Sirs
Jolt Acquisition Company- US$30,000,000 Facility Agreement
dated [            ] (the “Facility Agreement”)
1	We refer to the Facility Agreement. This is an Accession Deed. Terms defined in the Facility Agreement shall have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2	We agree to become from the Accession Date, the Security Trustee and to be bound by the terms of the Facility Agreement as the Security Trustee, as if we had originally been a party to the Facility Agreement as the Security Trustee and we shall perform all our obligations set out in the Facility Agreement.

3	Our administrative details are as follows:

Address:	[•]

Attention:	[•]

Telephone:	[•]

Fax:	[•]
4	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

Signed and Delivered by way of DEED	)
by [•]	)
for and on behalf of	)
[name of Security Trustee]	)
in the presence of:	)
)
Name: [•]	)
Address: [•]	)
This Accession Deed is accepted by the Agent for itself and the other Finance Parties and the Accession Date is confirmed as [ ].

for and on behalf of DBS Bank Ltd, Singapore
as Agent

SIGNATURE PAGE
As Borrower

EXECUTED by		)
JOLT ACQUISITION COMPANY		)
)
Name:	Muniswamy Srinivas	) (Sign) /s/ Muniswamy Srinivas
)
Title:		)

)
)

Notice Details:

Address:	17517 Fabrica Way
Suite H
Cerritos
CA 90703
United States of America

Attention:	Anshul Vaswaney

Telephone:	+1 (714) 367-2848

Fax:	+ (714) 367-2852

As Guarantor

EXECUTED as a DEED by
OPTO CIRCUITS (INDIA) LIMITED		)
)
Name:	Usha Ramnani	) (Sign)/s/ Usha Ramnani

)
Title:	Executive Director	)

)
in the presence of:		)

)
Name of witness:		)
)
Address:		)
)
Notice Details:

Address:	Opto Circuits (India) Limited
Plot No. 83, Electronic City, Hosur Road,
Bangalore 560 100

Attention:	Mr. Vinod Ramnani/ Mr. M. Srinivas

Telephone:	+91-80-2852-1040/1/2

Fax:	+91-80-2852-1094

As Arranger

EXECUTED by		)
DBS BANK LTD, BANGALORE BRANCH		)
)
acting by:		)
)
)
Name :	Probal Banerjee	) (Sign)/s/ Probal Banerjee
)
Title :	Head-Bangalore	)
)
Notice Details:

Address:	Salarpuria Windsor
3 Ulsoor Road
Bangalore
560042
India

Attention:	Deepak Pothan/Vikram Rao

Telephone:	+91 080 6632 8888/
+91 022 66328869

Fax:	+91 080 6632 8899/
+91 022 6638 8899

As Original Lender

EXECUTED by		)
DBS BANK LTD, SINGAPORE		)
)
acting by:		)
)
)
Name :	Probal Banerjee	) (Sign) /s/ Probal Banerjee
Title :	Head-Bangalore	)
)
)
Facility Office:

6 Shenton Way, DBS Building, Tower One,
Singapore 068809

Notice Details:

Address:	CIB Business Support Unit
6 Shenton Way
DBS Building, Tower One, 31st Floor
Singapore 068809

Attention:	Priscillia Lee/ Siti Junainah Hasani

Tel:	+65 6878 3748/ +65 6878 4699

Fax:	+65 6324 4427

As Agent

EXECUTED by		)
DBS BANK LTD, SINGAPORE		)
)
acting by:		)
)
)
Name :	Probal Banerjee	) (Sign) /s/ Probal Banerjee
Title :	Head-Bangalore	)
)
)
Notice Details:

Address:	CIB Business Support Unit
6 Shenton Way
DBS Building, Tower One, 31st Floor
Singapore 068809

Attention:	Priscillia Lee/ Siti Junainah Hasani

Tel:	+65 6878 3748/ +65 6878 4699

Fax:	+65 6324 4427